Exhibit 2.1

AMENDED AND RESTATED

CONTRIBUTION AND SALE AGREEMENT

Dated as of July 2, 2015

Amended and Restated as of December 17, 2015

i

Section 11.10	WAIVER OF JURY TRIAL	55
Section 11.11	Severability	55
Section 11.12	Specific Performance; Equitable Remedies	55
Section 11.13	Time of the Essence	56
Section 11.14	Descriptive Headings	56
Section 11.15	No Personal Liability Conferred	56
Section 11.16	Waiver	56
Section 11.17	Amendments	56
Section 11.18	Application of Certain Provisions to Selling Investors	56
Section 11.19	Indemnification	56

EXHIBITS

Exhibit A	Company LLC Agreement
Exhibit B	Reserved
Exhibit C	Amended and Restated Development Management Agreement
Exhibit D	Assignment Form
Exhibit E	El Toro LLC Agreement
Exhibit F	Five Point LP Agreement
Exhibit G-1	FPC-HF Assignment (DMA Non-Legacy Promote)
Exhibit G-2	FPC-HF Assignment (DMA Legacy Promote)
Exhibit H	Hunters Point LLC Agreement
Exhibit I	Lock-up Agreement
Exhibit J	Non-Foreign Affidavit
Exhibit K	Operating Company LLC Agreement
Exhibit L	Registration Rights Agreement
Exhibit M	Starwood Assignment
Exhibit N	Tax Receivable Agreement
Exhibit O	Description of Services

SCHEDULES

Schedule A	Interests and Units
Schedule B	Interests Transferred
Schedule C	Sale of Class B Common Shares
Schedule D	Selling Investors – El Toro Class A Units
Schedule E	Addresses for Notices

Disclosure Schedules:

Newhall Disclosure Schedule
Hunters Point Disclosure Schedule
El Toro Disclosure Schedule
Five Point Disclosure Schedule
Investors Disclosure Schedule

v

DEFINED TERMS

Accommodation Investors	Section 9.22
Action	Section 1.01(a)
Affiliate	Section 1.01(b)
Agreement	Introduction
Amended and Restated Development Management Agreement	Section 1.01(c)
Ancillary Agreements	Section 1.01(d)
Appointed Representative	Section 10.01
Assignment	Section 1.01(e)
Benefit Plan	Section 1.01(f)
Business Day	Section 1.01(g)
California Courts	Section 10.03(a)
Castlelake HP	Introduction
Claim	Section 1.01(h)
Class A Common Shares	Section 1.01(i)
Class B Common Shares	Section 1.01(j)
Closing	Section 3.02
Closing Date	Section 1.01(k)
Code	Section 1.01(l)
Commercial Development Sub-Management Agreement	Section 1.01(m)
Company	Introduction
Company LLC Agreement	Section 1.01(n)
Company Material Adverse Effect	Section 1.01(o)
Confidentiality Agreement	Section 1.01(p)
Contract	Section 1.01(q)
Cost Sharing Agreement	Section 1.01(r)
Cost Sharing Cap	Section 9.08
CPHP	Recitals
Development Management Agreement	Section 1.01(s)
Disclosure Schedules	Section 1.02(d)
Dispute	Section 10.02(a)
DMA Legacy Promote	Section 1.01(t)
DMA Non-Legacy Promote	Section 1.01(u)
El Toro Assignment	Section 1.01(v)
El Toro Class A Units	Section 1.01(w)
El Toro Class B Units	Section 1.01(x)
El Toro Class C Units	Section 1.01(y)
El Toro Class D Units	Section 1.01(z)
El Toro Entities	Section 1.01(aa)
El Toro Financial Statements	Section 1.01(bb)
El Toro Investors	Recitals
El Toro LLC Agreement	Section 1.01(cc)
El Toro Material Adverse Effect	Section 1.01(dd)
El Toro Material Contracts	Section 6.11(a)
El Toro Owner	Recitals
El Toro Participation Agreement	Section 6.06
El Toro Properties	Section 6.09(a)
El Toro Related Party Contract	Section 6.11(a)(ii)
El Toro Title Policies	Section 6.09(b)
El Toro Units	Section 1.01(ee)
El Toro Venture	Introduction
Electronic Data Room	Section 1.01(ff)
Encumbrance	Section 1.01(gg)
Environmental Claim	Section 1.01(hh)
Environmental Law	Section 1.01(ii)

Environmental Notice	Section 1.01(jj)
Environmental Permit	Section 1.01(kk)
ERISA	Section 1.01(ll)
ERISA Affiliate	Section 1.01(mm)
Exchange Act	Recitals
Five Point Assignment	Section 1.01(nn)
Five Point Entities	Section 1.01(rr)
Five Point Financial Statements	Section 1.01(ss)
Five Point Inc.	Introduction
Five Point Investors	Recitals
Five Point LP	Introduction
Five Point LP Agreement	Section 1.01(oo)
Five Point LP Class A Interest	Section 1.01(pp)
Five Point LP Class B Interest	Section 1.01(qq)
Five Point LP Interests	Recitals
Five Point Material Adverse Effect	Section 1.01(tt)
Five Point Material Contracts	Section 7.11(a)
Five Point Related Party Contract	Section 7.11(a)(ii)
Five Point Shares	Recitals
Five Point Venture	Introduction
Fixtures and Personal Property	Section 1.01(uu)
FPC-HF	Introduction
FPC-HF Assignment	Section 1.01(vv)
FPC-HF Subventure	Section 1.01(ww)
FPH	Introduction
GAAP	Section 1.01(xx)
Governmental Approvals	Section 1.01(yy)
Governmental Authority	Section 1.01(zz)
Governmental Order	Section 1.01(aaa)
Guarantee	Section 1.01(bbb)
Hazardous Materials	Section 1.01(ccc)
HF Co-Investor	Introduction
Hunters Point Agreement	Recitals
Hunters Point Assignment	Section 1.01(ddd)
Hunters Point Distribution	Section 1.01(eee)
Hunters Point Entities	Section 1.01(fff)
Hunters Point Financial Statements	Section 1.01(ggg)
Hunters Point Interests	Recitals
Hunters Point Investors	Recitals
Hunters Point LLC Agreement	Section 1.01(hhh)
Hunters Point Material Adverse Effect	Section 1.01(iii)
Hunters Point Material Contracts	Section 5.11(a)
Hunters Point Properties	Section 5.09(a)
Hunters Point Related Party Contract	Section 5.11(a)(ii)
Hunters Point Title Policies	Section 5.09(b)
Hunters Point Transactions	Section 1.01(jjj)
Hunters Point Units	Section 1.01(kkk)
Hunters Point Venture	Introduction
Income Tax	Section 1.01(lll)
Income Taxes	Section 1.01(lll)
Indebtedness	Section 1.01(mmm)
Indemnified Parties	Section 11.19(a)
Interest	Section 1.01(nnn)
Interests	Section 1.01(nnn)
Investor	Section 1.01(ooo)
Investor Guarantee	Section 1.01(ppp)

IPO	Recitals
IPO Closing	Section 3.02
IPO Committee	Section 9.12(a)
JAMS	Section 10.02(c)
JAMS Rules	Section 10.03(a)
Law	Section 1.01(qqq)
Lennar CA	Introduction
Lennar HF	Introduction
Lennar OP Investors	Introduction
Liabilities	Section 1.01(rrr)
Lien	Section 1.01(sss)
Lock-up Agreement	Section 1.01(ttt)
Losses	Section 1.01(uuu)
Management Holders	Section 2.07(b)
Management RSUs	Section 1.01(vvv)
Material Adverse Effect	Section 1.01(www)
Material Contracts	Section 1.01(xxx)
Mediation Period	Section 10.02(c)
Mr. Haddad	Introduction
MSD	Introduction
Newhall Companies	Section 1.01(yyy)
Newhall Entities	Section 1.01(zzz)
Newhall Financial Statements	Section 1.01(aaaa)
Newhall Holding	Introduction
Newhall Land	Introduction
Newhall Land Assignment	Section 1.01(bbbb)
Newhall Land Investors	Recitals
Newhall Land Units	Section 1.01(cccc)
Newhall Material Adverse Effect	Section 1.01(dddd)
Newhall Material Contracts	Section 4.11(a)
Newhall Participation Agreement	Section 4.06
Newhall Properties	Section 4.09(a)
Newhall Related Party Contract	Section 4.11(a)(ii)
Non-Foreign Affidavit	Section 1.01(eeee)
OP Sub	Recitals
OP Units	Section 1.01(ffff)
Operating Company	Introduction
Operating Company LLC Agreement	Section 1.01(gggg)
Organizational Documents	Section 1.01(hhhh)
Outside Date	Section 3.05
Permitted Distributions	Section 1.01(iiii)
Permitted Encumbrance	Section 1.01(jjjj)
Permitted Tax Liens	Section 1.01(kkkk)
Person	Section 1.01(llll)
Price to the Public	Section 1.01(mmmm)
Properties	Section 1.01(nnnn)
Registration Rights Agreement	Section 1.01(oooo)
Registration Statement	Section 4.04, Section 1.01(pppp)
Related Party	Section 1.01(qqqq)
Related Party Contract	Section 1.01(rrrr)
Representative	Section 1.01(ssss)
Required Approvals and Consents	Section 3.01(b)(iv)
RSUs	Section 1.01(vvv)
SEC	Section 3.01(a)(i)
Securities Act	Section 1.01(tttt)
Selling Investors	Recitals

Share Option	Section 9.22
Standstill Agreement	Section 9.19
Starwood	Introduction
Starwood Assignment	Section 1.01(uuuu)
Starwood Legacy Promote	Section 1.01(vvvv)
Starwood Non-Legacy Promote	Section 1.01(wwww)
Subsidiary	Section 1.01(xxxx)
Substitute Shares	Section 9.22
Supplemental Disclosure	Section 9.03(b)
Tax	Section 1.01(yyyy)
Tax Receivable Agreement(s)	Section 1.01(zzzz)
Tax Return	Section 1.01(aaaaa)
Third Party Claim	Section 11.19(b)
Title IV Plan	Section 1.01(bbbbb)
Title Policies	Section 1.01(ccccc)
Transfer Taxes	Section 9.05(b)
Transferred Five Point Interests	Recitals
Transition Services Agreement	Section 9.15
Unit	Section 1.01(ddddd)
Unit Consideration	Section 1.01(eeeee)
UST Lennar	Introduction
Venture	Section 1.01(fffff)

AMENDED AND RESTATED

CONTRIBUTION AND SALE AGREEMENT

THIS AMENDED AND RESTATED CONTRIBUTION AND SALE AGREEMENT (including all exhibits and schedules, this “Agreement”) is dated as of July 2, 2015, and amended and restated as of December 17, 2015, by and among FIVE POINT HOLDINGS, INC., a Delaware corporation (“FPH”), NEWHALL HOLDING COMPANY, LLC, a Delaware limited liability company (the “Company” or “Newhall Holding”), NEWHALL INTERMEDIARY HOLDING COMPANY, LLC, a Delaware limited liability company (the “Operating Company”), NEWHALL LAND DEVELOPMENT, LLC, a Delaware limited liability company (“Newhall Land”), THE SHIPYARD COMMUNITIES, LLC, a Delaware limited liability company (the “Hunters Point Venture”), UST LENNAR HW SCALA SF JOINT VENTURE, a Delaware general partnership (“UST Lennar”), HPSCP OPPORTUNITIES, L.P., a Delaware limited partnership (“Castlelake HP”), HERITAGE FIELDS LLC, a Delaware limited liability company (the “El Toro Venture”), LENNAR HERITAGE FIELDS, LLC, a California limited liability company (“Lennar HF”), MSD HERITAGE FIELDS, LLC, a Delaware limited liability company (“MSD”), FPC-HF VENTURE I, LLC, a Delaware limited liability company (“FPC-HF”), HERITAGE FIELDS CAPITAL CO-INVESTOR MEMBER LLC, a Delaware limited liability company (the “HF Co-Investor”), LNR HF II, LLC, a California limited liability company (“Starwood”), FIVE POINT COMMUNITIES MANAGEMENT, INC., a Delaware corporation (“Five Point Inc.”), FIVE POINT COMMUNITIES, LP, a Delaware limited partnership (“Five Point LP” and, together with Five Point Inc., the “Five Point Venture”), LENNAR HOMES OF CALIFORNIA, INC., a California corporation (“Lennar CA” and, together with UST Lennar, the “Lennar OP Investors”), and EMILE HADDAD, an individual (“Mr. Haddad”). Capitalized terms used and not defined in the body of this Agreement shall have the respective meanings set forth in Section 1.01 hereof.

RECITALS

WHEREAS, the Company is the manager of, and owns a majority of the outstanding interests in, the Operating Company;

WHEREAS, the Company is the manager of Newhall Land, and the Operating Company owns a majority of the outstanding interests in Newhall Land;

WHEREAS, Lennar HF, FPC-HF, MSD, HF Co-Investor and Starwood (collectively, the “El Toro Investors”) collectively own all of the membership interests in the El Toro Venture;

WHEREAS, the El Toro Investors desire to (i) amend and restate the limited liability company agreement of the El Toro Venture to reflect, among other things, the conversion of such interests into four classes of units of membership interest, allocated among the El Toro Investors as set forth opposite their respective names on Schedule A hereto under the heading “Interest Owned,” and (ii) cause Heritage Fields El Toro, LLC, a Delaware limited liability company (the “El Toro Owner”), to enter into the Amended & Restated Development Management Agreement with Five Point Inc. at the Closing;

WHEREAS, following the execution of the El Toro LLC Agreement, (i) MSD, HF Co-Investor and Starwood (the “Selling Investors”) desire to sell all of their El Toro Class A Units to the Operating Company, or, if requested by the Operating Company, to a wholly owned Subsidiary of the Operating Company (the “OP Sub”) (and, pursuant to the El Toro LLC Agreement, such El Toro Class A Units will automatically convert into an equal number of El Toro Class B Units) for a payment of cash, (ii) FPC-HF desires to contribute all of its 12.5% interest in the DMA Non-Legacy Promote to the Operating Company in exchange for OP Units, (iii) FPC-HF desires to contribute all of its 12.5% interest in the DMA Legacy Promote to Five Point LP in exchange for an interest in Five Point LP and (iv) Starwood desires to transfer and assign to the Operating Company 75% of its interest in the Starwood Non-Legacy Promote in exchange for a payment of cash (while retaining 100% of the Starwood Legacy Promote);

WHEREAS, Lennar CA, Five Point LP (through Five Point Inc. as nominee for the benefit of Five Point LP) and Mr. Haddad (collectively, the “Newhall Land Investors”) own the Newhall Land Units set forth opposite their respective names on Schedule A hereto under the heading “Interest Owned,” and Lennar CA and Mr. Haddad desire to contribute their Newhall Land Units to the Operating Company in exchange for OP Units;

WHEREAS, (i) Lennar CA and Mr. Haddad (together, the “Five Point Investors”) own, collectively, all of the outstanding shares of common stock (together, the “Five Point Shares”) of Five Point Inc. and (ii) Lennar CA, Mr. Haddad and Five Point Inc. own, collectively, all of the outstanding interests (collectively, the “Five Point LP Interests”) in Five Point LP;

WHEREAS, (i) the Five Point Investors and Five Point Inc. desire to amend and restate the limited partnership agreement of Five Point LP to reflect, among other things, the conversion of the Five Point LP Interests into Class A and Class B partnership interests, allocated among the Five Point Investors as set forth opposite their respective names on Schedule A hereto under the heading “Interest Owned,” and (ii) the Five Point Investors desire to contribute their Five Point LP Class A Interests and Five Point Shares (collectively, the “Transferred Five Point Interests”) to the Operating Company in exchange for OP Units;

WHEREAS, UST Lennar and Castlelake HP (together, the “Hunters Point Investors”) own a 68.75% membership interest and a 31.25% membership interest (together, the “Hunters Point Interests”), respectively, in the Hunters Point Venture;

WHEREAS, following the contributions described above (i) the Operating Company desires to contribute substantially all of its El Toro Class B Units to the Hunters Point Venture in exchange for Hunters Point Units, (ii) the Operating Company and Five Point LP (through Five Point Inc. as nominee for the benefit of Five Point LP) desire to contribute a portion of their Newhall Land Units to the Hunters Point Venture in exchange for Hunters Point Units, and (iii) the Hunters Point Investors, the Operating Company and Five Point LP desire to amend and restate the limited liability company agreement of the Hunters Point Venture to reflect, among other things, the appointment of the Operating Company as manager of the Hunters Point Venture, and the conversion of membership interests into units of membership interest, allocated among UST Lennar, Castlelake HP, the Operating Company and Five Point LP as set forth opposite their respective names on Schedule A hereto under the heading “Interest Owned”;

WHEREAS, following such issuance of membership interests in the Hunters Point Venture to the Operating Company and Five Point LP, the Hunters Point Investors desire to contribute their Hunters Point Units to the Operating Company in exchange for OP Units;

WHEREAS, the Company desires to sell to each of the Investors (other than the Selling Investors), and certain members of the Operating Company, Class B Common Shares of the Company;

WHEREAS, the Company intends to conduct an initial public offering (the “IPO”) of its Class A Common Shares;

WHEREAS, the parties hereto desire to amend and restate the Contribution and Sale Agreement, dated as of July 2, 2015, by and among FPH, the Company, the Operating Company, Newhall Land, the Hunters Point Venture, UST Lennar, Castlelake HP, the El Toro Venture, Lennar HF, MSD, FPC-HF, the HF Co-Investor, Starwood, the Five Point Venture, Lennar CA and Mr. Haddad, as set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Hunters Point Venture entered into a Separation and Distribution Agreement, dated as of the date hereof (together with all schedules and other agreements, instruments and documents contemplated thereby, the “Hunters Point Agreement”), by and between the Hunters Point Venture and CPHP Development, LLC, a Delaware limited liability company (“CPHP”), pursuant to which, among other things, the Hunters Point Venture agreed to contribute certain assets to CPHP and then distribute all of the outstanding equity interests in CPHP to the Hunters Point Investors.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Action” means any Claim, action, suit, proceeding, complaint, grievance, order, audit, governmental charge, inquiry, litigation, hearing, investigation, or other proceeding or investigation before or involving any Governmental Authority (whether judicial or administrative), or any arbitration, mediation or other dispute resolution process.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Amended and Restated Development Management Agreement” means the amended and restated development management agreement, substantially in the form of Exhibit C hereto, to be entered into at Closing.

(d) “Ancillary Agreements” means the Company LLC Agreement, the Amended and Restated Development Management Agreement, each Assignment, the El Toro LLC Agreement, the Five Point LP Agreement, the FPC HF Assignment, the Hunters Point LLC Agreement, the Lock-up Agreement, the Non-Foreign Affidavit, the Operating Company LLC Agreement, the Registration Rights Agreement, the Starwood Assignment, the Tax Receivable Agreement, the Hunters Point Agreement and any other agreement contemplated by this Agreement.

(e) “Assignment” means an assignment, substantially in the form of Exhibit D hereto.

(f) “Benefit Plan” means, with respect to any Person, any deferred compensation, bonus or other incentive compensation, stock purchase, stock option, profits interest or other equity or equity-linked compensation plan, program, agreement or arrangement; each severance or termination pay, medical, retiree medical, surgical, hospitalization, dental, vision, disability life insurance or other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); any profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); any retention, transaction, change in control, consulting, employment, termination, retirement or severance agreement; and any other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by such Person, or to which such Person is party, whether written or oral, for the benefit of any current or former director or consultant, or current or former employee of such Person or any Subsidiary of such Person.

(g) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(h) “Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

(i) “Class A Common Shares” has the meaning set forth in the Company LLC Agreement.

(j) “Class B Common Shares” has the meaning set forth in the Company LLC Agreement.

(k) “Closing Date” means the date on which the Closing occurs.

(l) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(m) “Commercial Development Sub-Management Agreement” means the Commercial Development Sub-Management Agreement, dated as of December 29, 2010, by and between the El Toro Owner and Starwood.

(n) “Company LLC Agreement” means the amended and restated limited liability company agreement of the Company, substantially in the form of Exhibit A hereto, to be adopted by the Company prior to the Closing.

(o) “Company Material Adverse Effect” means any effect or change that has, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, financial condition or results of operation of the Company and its Subsidiaries (after giving effect to the transactions contemplated hereby, other than the IPO), taken as a whole, or (ii) the ability of the Company to perform the transactions contemplated hereby.

(p) “Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 6, 2015, by and among Five Point Inc., the Company, UST Lennar, Castlelake HP, Lennar HF, Starwood, FPC-HF, the HF Co-Investor and MSD.

(q) “Contract” means, with respect to any Person, any agreement, commitment, contract, indenture, loan, note, mortgage, instrument, lease (whether or not for real property) or undertaking of any kind or character, oral or written, to which such Person is a party or that is binding on such Person or its capital stock, assets, properties or business.

(r) “Cost Sharing Agreement” means the Cost Sharing Agreement, dated as of February 6, 2015, by and among Five Point Inc., the Company, UST Lennar, Castlelake HP, Lennar HF, Starwood, FPC-HF, the HF Co-Investor and MSD.

(s) “Development Management Agreement” means the Development Management Agreement, dated as of December 29, 2010, by and between the El Toro Owner and Five Point Inc., as amended.

(t) “DMA Legacy Promote” means Incentive Compensation, as defined in the Development Management Agreement, to the extent based on distributions paid to the holders of the El Toro Class D Units.

(u) “DMA Non-Legacy Promote” means all Incentive Compensation, as defined in the Development Management Agreement, other than the DMA Legacy Promote.

(v) “El Toro Assignment” means an Assignment to be entered into at the Closing (i) by each of the Selling Investors with the Operating Company, relating to the assignment of El Toro Class A Units to the Operating Company, or (ii) by the Operating Company with the Hunters Point Venture, relating to the assignment of El Toro Class B Units to the Hunters Point Venture.

(w) “El Toro Class A Units” means Class A Units, as defined in the El Toro LLC Agreement.

(x) “El Toro Class B Units” means Class B Units, as defined in the El Toro LLC Agreement.

(y) “El Toro Class C Units” means Class C Units, as defined in the El Toro LLC Agreement.

(z) “El Toro Class D Units” means Class D Units, as defined in the El Toro LLC Agreement.

(aa) “El Toro Entities” means the El Toro Venture and its Subsidiaries.

(bb) “El Toro Financial Statements” means (i) the audited consolidated financial statements of Heritage Fields LLC and its subsidiaries as of and for the year ended December 31, 2014, and (ii) the unaudited condensed consolidated financial statements of Heritage Fields LLC and its subsidiaries as of and for the quarterly period ended March 31, 2015.

(cc) “El Toro LLC Agreement” means a Third Amended and Restated Limited Liability Company Agreement of the El Toro Venture, substantially in the form of Exhibit E hereto, to be entered into at or prior to the Closing by the Operating Company and the El Toro Investors.

(dd) “El Toro Material Adverse Effect” means any effect or change that has, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, financial condition or results of operation of the El Toro Entities, taken as a whole, or (ii) the ability of the El Toro Investors to perform the transactions contemplated hereby.

(ee) “El Toro Units” means Units, as defined in the El Toro LLC Agreement.

(ff) “Electronic Data Room” means the electronic data room that has been designated as an online repository of documents relating to the Ventures in connection with the transactions contemplated by this Agreement.

(gg) “Encumbrance” means, with respect to any property or asset, any Lien (statutory or otherwise), mortgage, deed of trust, lease, easement, restrictive covenant, license, right-of-way, encroachment, purchase or title defect, or any other encumbrance of any kind or nature, with respect to such property or asset, whether voluntarily incurred or arising by operation of Law.

(hh) “Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) alleging: (i) any liability or potential liability under any Environmental Law; or (ii) any alleged or actual non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(ii) “Environmental Law” means any Law relating to or concerning the protection, restoration, remediation, or preservation of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, including flora and fauna), and human health, and including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, emission, discharge, control, or cleanup of any Hazardous Materials, and those relating to environmental quality or planning and protection of endangered, threatened or otherwise protected species.

(jj) “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(kk) “Environmental Permit” means any Governmental Approval, permit or other governmental authorization or consent required under Environmental Law.

(ll) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(mm) “ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer,” within the meaning of Section 4001(b) of ERISA.

(nn) “Five Point Assignment” means an Assignment to be entered into at the Closing by each of the Five Point Investors with the Operating Company, relating to the assignment of Transferred Five Point Interests to the Operating Company.

(oo) “Five Point LP Agreement” means an Amended and Restated Limited Partnership Agreement of Five Point LP, substantially in the form of Exhibit F hereto, to be entered into at or prior to the Closing by Five Point Inc., the Operating Company, the Five Point Investors and the other parties named therein.

(pp) “Five Point LP Class A Interest” means a Class A Interest, as defined in the Five Point LP Agreement.

(qq) “Five Point LP Class B Interest” means a Class B Interest, as defined in the Five Point LP Agreement.

(rr) “Five Point Entities” means the entities comprising the Five Point Venture and their Subsidiaries, excluding FPC-HF and FPC-HF Subventure I, LLC.

(ss) “Five Point Financial Statements” means (i) the audited combined consolidated financial statements of Five Point Communities, LP and its subsidiary and Five Point Communities Management, Inc. as of and for the year ended November 30, 2014, and (ii) the unaudited condensed combined consolidated financial statements of Five Point Communities, LP and its subsidiary and Five Point Communities Management, Inc. as of and for the quarterly period ended February 28, 2015.

(tt) “Five Point Material Adverse Effect” means any effect or change that has, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, financial condition or results of operation of the Five Point Entities, taken as a whole, or (ii) the ability of the Five Point Investors to perform the transactions contemplated hereby.

(uu) “Fixtures and Personal Property” means fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property.

(vv) “FPC-HF Assignment” means an Assignment and Amendment to the Development Management Agreement to be entered into at the Closing (i) by FPC-HF, the Operating Company, Five Point Inc. and the El Toro Owner, substantially in the form of Exhibit G-1 hereto, relating to the assignment to the Operating Company of all of FPC-HF’s right, title and interest in and to 12.5% of the DMA Non-Legacy Promote or (ii) by FPC-HF, Five Point LP, Five Point Inc. and the El Toro Owner, substantially in the form of Exhibit G-2 hereto, relating to the assignment to Five Point LP of all of FPC-HF’s right, title and interest in and to 12.5% of the DMA Legacy Promote.

(ww) “FPC-HF Subventure” means FPC-HF Subventure I, LLC, a Delaware limited liability company.

(xx) “GAAP” means accounting principles generally accepted in the United States, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other authoritative statements by the accounting profession, in effect from time to time, consistently applied.

(yy) “Governmental Approvals” means all approvals, consents, certificates, licenses, permits and other authorizations from each Governmental Authority having or asserting jurisdiction as are necessary for (i) the ownership, use and operation of the existing improvements located at the Properties, (ii) the expected development of the Properties, and (iii) the marketing and sale of residential lots to builders, individual homebuyers and other Persons.

(zz) “Governmental Authority” means any government or agency, bureau, governmental or quasi-governmental authority of any nature, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(aaa) “Governmental Order” means any order, writ, injunction, decree, award, judgment or ruling entered by or with any Governmental Authority.

(bbb) “Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

(ccc) “Hazardous Materials” means any substance that is listed, defined, designated, or classified as, hazardous, radioactive or toxic, considered a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law.

(ddd) “Hunters Point Assignment” means an Assignment to be entered into at the Closing by each of the Hunters Point Investors with the Operating Company, relating to the assignment of Hunters Point Interests to the Operating Company.

(eee) “Hunters Point Distribution” means the distribution of interests in CPHP to the Hunters Point Investors pursuant to the Hunters Point Agreement.

(fff) “Hunters Point Entities” means the Hunters Point Venture and its Subsidiaries.

(ggg) “Hunters Point Financial Statements” means (i) the audited consolidated financial statements of The Shipyard Communities, LLC and its subsidiaries as of and for the year ended November 30, 2014, and (ii) the unaudited condensed consolidated financial statements of The Shipyard Communities, LLC and its subsidiaries as of and for the quarter ended February 28, 2015.

(hhh) “Hunters Point LLC Agreement” means an Amended and Restated Limited Liability Company Agreement of the Hunters Point Venture, substantially in the form of Exhibit H hereto, to be entered into at the Closing by the Operating Company, as manager, the Hunters Point Investors and Five Point LP.

(iii) “Hunters Point Material Adverse Effect” means any effect or change that has, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, financial condition or results of operation of the Hunters Point Entities, taken as a whole, or (ii) the ability of the Hunters Point Investors to perform the transactions contemplated hereby.

(jjj) “Hunters Point Transactions” means the transactions contemplated to occur prior to the Closing pursuant to the Hunters Point Agreement, including the Hunters Point Distribution.

(kkk) “Hunters Point Units” means Units, as defined in the Hunters Point LLC Agreement.

(lll) “Income Tax” or “Income Taxes” means all Taxes (including estimated income Taxes and franchise Taxes) imposed by any Governmental Authority and based on or measured with respect to income or profits, including any interest, penalties or additions attributable thereto.

(mmm) “Indebtedness” means, with respect to any Person, (i) all indebtedness, notes payable, debentures, accrued interest payable or other obligations of such Person, contingent or otherwise for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property, assets or services acquired by such Person, (iv) all obligations under capital leases of such Person accrued in accordance with GAAP, (v) all obligations of such Person in respect of bankers acceptances, surety bonds and letters of credit, (to the extent drawn), (vi) all obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (vii) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or securities (other than ordinary course trade accounts payable which are not past due), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement and (viii) any guarantee of any of the foregoing of any other Person, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

(nnn) “Interest” or “Interests” means any of the El Toro Units, the Transferred Five Point Interests or the Hunters Point Interests.

(ooo) “Investor” means any of the Hunters Point Investors, the El Toro Investors, the Five Point Investors or the Newhall Land Investors.

(ppp) “Investor Guarantee” means any Guarantee issued, entered into or otherwise put in place by any Investor (other than a Selling Investor) to support or facilitate, or otherwise in respect of, (i) the obligations of any Venture or any of its Subsidiaries or (ii) Contracts, commitments, Liabilities or permits of any Venture or any of its Subsidiaries.

(qqq) “Law” means any law (including common law), statute, rule, regulation, code, order, ordinance, judgment, injunction or decree of any Governmental Authority.

(rrr) “Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

(sss) “Lien” means, with respect to any property or asset, any lien (statutory or otherwise), pledge, hypothecation, assignment (for security), license, bailment (in the nature of a pledge for purposes of security), deposit arrangement, charge, security interest, preference, priority, voting agreement, proxy, right of first offer, right of first refusal, put, call, conversion or other option or claim, pre-emptive right or transfer restriction with respect to such property or asset, whether voluntarily incurred or arising by operation of Law.

(ttt) “Lock-up Agreement” means an agreement, substantially in the form of Exhibit I hereto, to be entered into at or prior to the Closing by each Investor (other than the Selling Investors) and addressed to the representative of the underwriters for the IPO.

(uuu) “Losses” means actual losses, damages, Liabilities, fines, penalties, interest, amounts paid incident to any compromise or settlement of any Action, costs or expenses, including reasonable attorneys’ fees, charges and disbursements proximately caused by the incident in question, in each case, net of any Tax benefits actually realized and attributable thereto.

(vvv) “Management RSUs” means a number of restricted share units (“RSUs”) providing the right to receive Class A Common Shares equal to 1.7% of the total number of Class A Common Shares outstanding on a fully diluted basis (assuming the exchange of all Units for shares) immediately prior to the issuance of shares in the IPO, and without any dilutive impact to Mr. Haddad; and which RSUs shall be fully vested at the Closing and settled in Class A Common Shares in equal installments of 6.25% on the last day of each of the first sixteen (16) calendar quarters following the Closing Date, so that all RSUs shall have been fully settled as of the fourth anniversary of the Closing Date.

(www) “Material Adverse Effect” means a Company Material Adverse Effect, an El Toro Material Adverse Effect, a Five Point Material Adverse Effect, a Hunters Point Material Adverse Effect or a Newhall Material Adverse Effect.

(xxx) “Material Contracts” means the El Toro Material Contracts, the Five Point Material Contracts, the Hunters Point Material Contracts and the Newhall Material Contracts.

(yyy) “Newhall Companies” means the Company, the Operating Company and Newhall Land.

(zzz) “Newhall Entities” means the Newhall Companies and their Subsidiaries.

(aaaa) “Newhall Financial Statements” means (i) the audited consolidated financial statements of Newhall Holding Company, LLC and its subsidiaries as of and for the year ended December 31, 2014, and (ii) the unaudited condensed consolidated financial statements of Newhall Holding Company, LLC and its subsidiaries as of and for the quarterly period ended March 31, 2015.

(bbbb) “Newhall Land Assignment” means an Assignment to be entered into at the Closing (i) by each of Lennar CA and Mr. Haddad with the Operating Company, relating to the assignment of Newhall Land Units to the Operating Company, or (ii) by each of the Operating Company, Five Point LP and Five Point Inc. (as nominee for the benefit of Five Point LP) with the Hunters Point Venture, relating to the assignment of Newhall Land Units to the Hunters Point Venture.

(cccc) “Newhall Land Units” means units of membership interest in Newhall Land.

(dddd) “Newhall Material Adverse Effect” means any effect or change that has, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, without giving effect to the transactions contemplated hereby or the IPO, or (ii) the ability of the Newhall Companies to perform the transactions contemplated hereby.

(eeee) “Non-Foreign Affidavit” means a non-foreign affidavit in the form of Exhibit J hereto.

(ffff) “OP Units” means Class A Units, as defined in the Operating Company LLC Agreement.

(gggg) “Operating Company LLC Agreement” means an Amended and Restated Limited Liability Company Agreement of the Operating Company, substantially in the form of Exhibit K hereto, to be entered into at or prior to the Closing by the Company, as manager.

(hhhh) “Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement, or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

(iiii) “Permitted Distributions” means (i) distributions made by the El Toro Venture after the date hereof, as described in Section 1.01 of the El Toro Disclosure Schedule, and (ii) distributions made by the Five Point Entities of (A) cash or (B) equity of FPC-HF or FPC-HF Subventure.

(jjjj) “Permitted Encumbrance” means, with respect to any Person and its assets or properties: (i) survey exceptions, use, zoning or planning restrictions, easements, irregularities, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or other title matters or Encumbrances which (A) are necessary or desirable to obtain any Governmental Approvals or for the development of such Person’s properties, (B) do not affect the marketability of title to any Properties based upon applicable title standards in effect in the state in which the applicable Property is located, (C) do not, individually or in the aggregate, materially impair the ownership, use, value, or intended development of any parcel constituting a portion of any Property, or (D) appear in the Title Policies; (ii) Encumbrances securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (iii) Encumbrances imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings but subject to any proration provided herein; (iv) Permitted Tax Liens; (v) Liens securing indebtedness outstanding as of the date hereof; (vi) any extensions, renewals and replacements of any of the foregoing; (vii) all pre-printed exclusions from coverage under a standard policy of owner’s title insurance as promulgated by the American Land Title Association, to the extent not otherwise addressed in items (i) through (vi) above; (viii) all pre-printed defects and exceptions listed as standard exceptions on Schedule B of a standard policy of owner’s title insurance as promulgated by the American Land Title Association, to the extent not otherwise addressed in items (i) through (vii) above; and (ix) licenses to use intellectual property entered into in the ordinary course of business.

(kkkk) “Permitted Tax Liens” means (i) liens securing the payment of Taxes other than income Taxes which are either not delinquent or are being contested in good faith by appropriate proceedings, and (ii) liens for current Taxes not yet due or payable, in each case, whether arising before or after the date hereof.

(llll) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(mmmm) “Price to the Public” means the public offering price per Class A Common Share sold in the IPO, as shown on the cover page of the final prospectus forming part of the Registration Statement.

(nnnn) “Properties” means, collectively, the El Toro Properties, the Hunters Point Properties and the Newhall Properties.

(oooo) “Registration Rights Agreement” means a Registration Rights Agreement, substantially in the form of Exhibit L hereto, to be entered into at or prior to the Closing by the Company, each Investor (other than the Selling Investors), certain members of the Company, and the other parties named therein.

(pppp) “Registration Statement” means the Company’s registration statement on Form S-11, under the Securities Act, relating to the IPO, as amended from time to time, as filed with the Securities and Exchange Commission.

(qqqq) “Related Party” means, with respect to any Person, any Affiliate, officer, director, or manager, of such Person, or any owner of a 5% or greater equity interest in such Person; provided, however, that, for purposes of this definition, neither any Venture nor any of its Subsidiaries shall be deemed an “Affiliate” of any Investor.

(rrrr) “Related Party Contract” means any El Toro Related Party Contract, Five Point Related Party Contract or Hunters Point Related Party Contract.

(ssss) “Representative” means, with respect to any Person, any and all managers, general partners, directors, officers, management employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(tttt) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(uuuu) “Starwood Assignment” means an Assignment and Amendment to the Commercial Development Sub-Management Agreement, substantially in the form of Exhibit M hereto, to be entered into at the Closing by Starwood, the Operating Company and the El Toro Owner, relating to the assignment to the Operating Company of 75% of Starwood’s right, title and interest in and to the Starwood Non-Legacy Promote.

(vvvv) “Starwood Legacy Promote” means Incentive Compensation, as defined in the Commercial Development Sub-Management Agreement, to the extent based on distributions paid to the holders of the El Toro Class D Units.

(wwww) “Starwood Non-Legacy Promote” means all Incentive Compensation, as defined in the Commercial Development Sub-Management Agreement, other than the Starwood Legacy Promote.

(xxxx) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another direct or indirect Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) 50% or more of the voting power of the voting capital stock or other equity interests, or (B) 50% or more in value of the outstanding voting capital stock or other voting equity interests, of such corporation, partnership, limited liability company, joint venture, trust or other legal entity.

(yyyy) “Tax” means all applicable U.S. federal, state, local and foreign income, gross receipts, property, withholding, sales, use, transfer, unclaimed property, franchise, payroll, employment, excise, stamp, environmental and other taxes, tariffs or other governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether disputed or not.

(zzzz) “Tax Receivable Agreement(s)” means one or more Tax Receivable Agreements, substantially in the form of Exhibit N hereto, to be entered into at or prior to the Closing by the Company, the Operating Company, and the other parties named therein.

(aaaaa) “Tax Return” means any return, statement, schedule, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes, including any amendment, attachment and supplement thereof.

(bbbbb) “Title IV Plan” means any Benefit Plan that is subject to Title IV of ERISA.

(ccccc) “Title Policies” means, collectively, the El Toro Title Policies and the Hunters Point Title Policies.

(ddddd) “Unit” means any OP Unit, Hunters Point Unit, El Toro Unit or Newhall Land Unit.

(eeeee) “Unit Consideration” means the Units to be issued to the Investors pursuant to this Agreement as set forth on Schedule A hereto under the heading “Consideration Received or Interest Retained.”

(fffff) “Venture” means any of Newhall Holding, the El Toro Venture, the Five Point Venture or the Hunters Point Venture.

Section 1.02 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto acknowledge that: (i) Skadden, Arps, Slate, Meagher & Flom LLP has represented the Company, FPH, Five Point Inc., Five Point LP, UST Lennar, Lennar HF, Castlelake HP, FPC-HF, and MSD, collectively, as a group; (ii) Kirkland & Ellis LLP has represented the Company and the special committee to the Board of Managers of the Company; (iii) Latham & Watkins LLP has represented Castlelake HP; (iv) Goodwin Procter LLP, Gibson, Dunn & Crutcher LLP and K&L Gates LLP have represented UST Lennar, Lennar HF and Lennar CA; (v) Latham & Watkins LLP has represented Mr. Haddad and the Five Point Entities; and (vi) Paul Hastings LLP has represented the Selling Investors.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words “date hereof,” “date of this Agreement” and words of similar import shall refer to July 2, 2015. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the word “knowledge” is used in this Agreement, it shall be deemed to mean actual knowledge (without any obligation of inquiry or investigation) of the matter in question. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(c) The Exhibits and Schedules, including the Disclosure Schedules, to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) The Ventures and the Investors have previously delivered to the parties hereto disclosure schedules dated as of the date hereof (collectively, “Disclosure Schedules”). The Disclosure Schedules set forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties or covenants contained in this Agreement; provided, however, that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by any party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance. Any matter disclosed in any section of a Disclosure Schedule, regardless of the enumerated reference and regardless of whether a specific representation or warranty contained in this Agreement specifically provides for exceptions to be listed in a section of such Disclosure Schedule, shall be considered disclosed for all matters to which its relevance relates and is reasonably apparent from the language of the disclosure (without reference to any facts or provisions in any document other than such Disclosure Schedule).

ARTICLE II

CONTRIBUTION

Section 2.01 Sale of El Toro Interests to the Operating Company.

(a) At the Closing and subject to the terms and conditions of this Agreement, (i) the El Toro Investors shall enter into the El Toro LLC Agreement and (ii) Five Point Inc. shall, and the El Toro Investors shall cause the El Toro Owner to, enter into the Amended and Restated Development Management Agreement.

(b) At the Closing and subject to the terms and conditions of this Agreement, immediately after the execution and delivery of the El Toro LLC Agreement, (i) each of the Selling Investors shall sell, assign, set over, deliver and transfer to the Operating Company or, if requested by the Operating Company, to the OP Sub, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of the El Toro Venture), all of its right, title and interest in and to all of its El Toro Class A Units (and, pursuant to the El Toro LLC Agreement, such El Toro Class A Units will automatically convert into an equal number of El Toro Class B Units), and (ii) in consideration therefor, the Operating Company shall accept such assignment, agree to assume the obligations of such Investor with respect to such El Toro Class B Units under the Organizational Documents of the El Toro Venture from and after the Closing Date and pay to each of the Selling Investors, by wire transfer of immediately available funds, an amount equal to the sum of (A) (1) the Price to the Public, net of underwriting discounts and commissions per share not to exceed six percent (6%) of the Price to the Public, multiplied by (2) the number of El Toro Class A Units set forth opposite such Investor’s name on Schedule D hereto under the heading “Variable Price Units” and (B) (x) $3.82, multiplied by (y) the number of El Toro Class A Units set forth opposite such Investor’s name on Schedule D hereto under the heading “Fixed Price Units.” Each of the Selling Investors shall specify, by written notice to the Company, given at least three (3) Business Days prior to the Closing, the account and all other information necessary for all wire transfers to be received pursuant to this Agreement.

(c) At the Closing and subject to the terms and conditions of this Agreement, (i) FPC-HF shall contribute, assign, set over, deliver and transfer to the Operating Company, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Development Management Agreement), all of its right, title and interest in and to its 12.5% interest in the DMA Non-Legacy Promote, and (ii) in consideration therefor, the

Operating Company shall accept such assignment, admit FPC-HF as a member of the Operating Company and issue to FPC-HF the number of OP Units indicated on Schedule B hereto, under the heading “Consideration Received.” The contribution described in this Section 2.01(c) is intended to be treated as if FPC-HF had a non-recourse obligation to contribute cash in an amount equal to the amounts received with respect to such 12.5% interest in the DMA Non-Legacy Promote, secured solely by such right, title and interest in and to such DMA Non-Legacy Promote and that FPC-HF contributes such amounts (if any) to the Operating Company as and when earned under the DMA Non-Legacy Promote.

(d) At the Closing and subject to the terms and conditions of this Agreement, (i) FPC-HF shall contribute, assign, set over, deliver and transfer to Five Point LP, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Development Management Agreement), all of its right, title and interest in and to its 12.5% interest in the DMA Legacy Promote, and (ii) in consideration therefor, Five Point LP shall accept such assignment, admit FPC-HF as a limited partner of Five Point LP and issue to FPC-HF the Five Point LP Class B Interest indicated on Schedule B hereto, under the heading “Consideration Received.” The contribution described in this Section 2.01(d) is intended to be treated as if FPC-HF had a non-recourse obligation to contribute cash in an amount equal to the amounts received with respect to such 12.5% interest in the DMA Legacy Promote, secured solely by such right, title and interest in and to such DMA Legacy Promote and that FPC-HF contributes such amounts (if any) to Five Point LP as and when earned under the DMA Legacy Promote.

(e) At the Closing and subject to the terms and conditions of this Agreement, (i) Starwood shall sell, assign, set over, deliver and transfer to the Operating Company, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Commercial Development Sub-Management Agreement), 75% of its right, title and interest in and to the Starwood Non-Legacy Promote, and (ii) in consideration therefor, the Operating Company shall accept such assignment and pay to Starwood, by wire transfer of immediately available funds, an amount equal to the sum of (A) (1) the Price to the Public, net of underwriting discounts and commissions per share not to exceed six percent (6%) of the Price to the Public, multiplied by (2) 3,567,329, and (B) (x) $3.82, multiplied by (y) 1,474,283; provided, that in the event of a share split or reverse split of Class A Common Shares, or other similar event which results in an increase or decrease in the number of outstanding Class A Common Shares, such numbers shall be automatically increased or decreased in proportion to such increase or decrease in outstanding Class A Common Shares, as applicable.

Section 2.02 Contribution of Newhall Land Units to the Operating Company and Five Point, Inc.

(a) At the Closing and subject to the terms and conditions of this Agreement, immediately following the transactions described in Section 2.01, (i) each of Lennar CA and Mr. Haddad shall contribute, assign, set over, deliver and transfer to the Operating Company, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of Newhall Land), all of such Investor’s right, title and interest in and to such Investor’s Newhall Land Units, and (ii) in consideration therefor, the Operating Company shall accept such assignment, agree to assume the obligations of such Investor under the Organizational Documents of Newhall Land from and after the Closing Date, admit each of Lennar CA and Mr. Haddad as a member of the Operating Company and issue to such Investor the number of OP Units indicated on Schedule B hereto, under the heading “Consideration Received.”

(b) At the Closing and subject to the terms and conditions of this Agreement, immediately following the transactions described in Section 2.03 (when Five Point, Inc. will be wholly owned by the Operating Company), (i) the Operating Company shall contribute, assign, set over, deliver and transfer to Five Point, Inc., absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of Newhall Land), all of the Operating Company’s right, title and interest in and to 312,834 Newhall Land Units, and (ii) in consideration therefor, Five Point, Inc. shall accept such assignment and agree to assume the obligations of the Operating Company under the Organizational Documents of Newhall Land from and after the Closing Date.

Section 2.03 Contribution of the Transferred Five Point Interests to the Operating Company.

(a) At the Closing and subject to the terms and conditions of this Agreement, the Five Point Investors, the Operating Company, Five Point Inc. and FPC-HF shall enter into the Five Point LP Agreement.

(b) At the Closing and subject to the terms and conditions of this Agreement, immediately following the contributions pursuant to Section 2.01, (i) each of the Five Point Investors shall contribute, assign, set over, deliver and transfer to the Operating Company, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of the Five Point Venture), all of its right, title and interest in and to its Transferred Five Point Interests, and (ii) in consideration therefor, the Operating Company shall accept such assignment, agree to assume the obligations of such Five Point Investor under the Organizational Documents of the Five Point Venture from and after the Closing Date and issue to each Five Point Investor the number of OP Units indicated on Schedule B hereto, under the heading “Consideration Received.”

Section 2.04 Contribution of El Toro Units, Starwood Non-Legacy Promote and Newhall Land Units to Hunters Point Venture.

(a) At the Closing and subject to the terms and conditions of this Agreement, the Operating Company, as manager, Five Point LP and Five Point, Inc. shall enter into an amended and restated limited liability company agreement of Newhall Land, in a form acceptable to the parties thereto.

(b) At the Closing and subject to the terms and conditions of this Agreement, immediately following the contributions pursuant to Section 2.03, (i) the Operating Company shall, or shall cause the OP Sub to, contribute, assign, set over, deliver and transfer to the Hunters Point Venture, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of the El Toro Venture), all of its right, title and interest in and to all of its El Toro Class B Units (other than 10,000 El Toro Class B Units, which it will retain; provided, that in the event of a share split or reverse split of Class A Common Shares, or other similar event which results in an increase or decrease in the number of outstanding Class A Common Shares, such number shall be automatically increased or decreased in proportion to such increase or decrease in outstanding Class A Common Shares, as applicable), and (ii) in consideration therefor, the Hunters Point Venture shall accept such assignment, agree to assume the obligations of the Operating Company (or the OP Sub) under the Organizational Documents of the El Toro Venture from and after the Closing Date, admit the Operating Company (and, if applicable, the OP Sub) as a member of the Hunters Point Venture and issue to the Operating Company (and, if applicable, the OP Sub) the number of Hunters Point Units indicated on Schedule B hereto under the heading “Consideration Received.”

(c) At the Closing and subject to the terms and conditions of this Agreement, at the time of the contribution described in Section 2.04(b), (i) the Operating Company shall contribute, assign, set over, deliver and transfer to the Hunters Point Venture, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Commercial Development Sub-Management Agreement), all of its right, title and interest in and to 75% of the Starwood Non-Legacy Promote, and (ii) in consideration therefor, the Hunters Point Venture shall accept such assignment and issue to the Operating Company the number of Hunters Point Units indicated on Schedule B hereto under the heading “Consideration Received.”

(d) At the Closing and subject to the terms and conditions of this Agreement, at the time of the contributions described in Section 2.04(b) and Section 2.04(c), (i) the Operating Company shall contribute, assign, set over, deliver and transfer to the Hunters Point Venture, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of Newhall Land), all of its right, title and interest in and to 148,023,324 Newhall Land Units, and (ii) in consideration therefor, the Hunters Point Venture shall accept such assignment, agree to assume the obligations of such parties under the Organizational Documents of Newhall Land with respect to such contributed Newhall Land Units from and after the Closing Date, admit the Operating Company as a member of the Hunters Point Venture and issue to the Operating Company the number of Hunters Point Units indicated on Schedule B hereto under the heading “Consideration Received.”

(e) At the Closing and subject to the terms and conditions of this Agreement, at the time of the contributions described in Section 2.04(b), Section 2.04(c) and Section 2.04(d), (i) Five Point LP and Five Point Inc. (as nominee for the benefit of Five Point LP) shall contribute, assign, set over, deliver and transfer to the Hunters Point Venture, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of Newhall Land), all of their right, title and interest in and to the Newhall Land Units set forth opposite their names on Schedule A hereto under the heading “Interest Owned,” and (ii) in consideration therefor, the Hunters Point Venture shall accept such assignment, agree to assume the obligations of such party under the Organizational Documents of Newhall Land with respect to such contributed Newhall Land Units from and after the Closing Date and issue to Five Point LP the number of Hunters Point Units indicated on Schedule B hereto under the heading “Consideration Received.”

Section 2.05 Contribution of Hunters Point Units to the Operating Company.

(a) At the Closing and subject to the terms and conditions of this Agreement, the Hunters Point Investors, the Operating Company and Five Point LP shall enter into the Hunters Point LLC Agreement, and the Operating Company shall be admitted as the sole manager of the Hunters Point Venture from and after the Closing Date.

(b) At the Closing and subject to the terms and conditions of this Agreement, immediately following the contributions pursuant to Section 2.04, (i) each of the Hunters Point Investors shall contribute, assign, set over, deliver and transfer to the Operating Company, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Documents of the Hunters Point Venture), all of its right, title and interest in and to all of such Investor’s Hunters Point Units, and (ii) in consideration therefor, the Operating Company shall accept such assignment, agree to assume the obligations of such Hunters Point Investor under the Organizational Documents of the Hunters Point Venture from and after the Closing Date (other than any obligation to make a capital contribution arising prior to the Closing, including pursuant to Section 7.3 of the Hunters Point Agreement), admit such Investor as a member of the Operating Company and issue to each Hunters Point Investor the number of OP Units set forth opposite such Investor’s name on Schedule B hereto under the heading “Consideration Received.” For the avoidance of doubt, each of the Hunters Point Investors shall remain obligated from and after the Closing Date with respect to the capital contributions referred to in Section 7.3 of the Hunters Point Agreement.

Section 2.06 Sale of Class B Common Shares.

(a) At the Closing and subject to the terms and conditions of this Agreement, the Company shall issue and sell to each Investor (other than Five Point LP and the Selling Investors), and each Investor (other than Five Point LP and the Selling Investors) hereby agrees to purchase from the Company, the number of newly issued Class B Common Shares set forth opposite such Investor’s name on Schedule C hereto, for the aggregate purchase price set forth opposite such Investor’s name on Schedule C hereto, payable in cash.

(b) At or prior to the Closing, each Investor (other than Five Point LP and the Selling Investors) shall make payment to the Company of the purchase price of the Class B Common Shares it is purchasing by wire transfer of immediately available funds to a bank account designated by the Company. The Company shall specify, by written notice to such Investors, given at least three (3) Business Days prior to the Closing, the account and all other information necessary for such wire transfers.

(c) At the Closing, the Company shall reflect the issuance of the Class B Common Shares in book entry form to each of the Investors (other than Five Point LP and the Selling Investors).

Section 2.07 Management Arrangements.

(a) At the Closing, the Company shall pay (or cause the Operating Company to pay) $12,000,000 in cash to Mr. Haddad and other officers, directors, employees and consultants of the Company or its Subsidiaries, as designated by Mr. Haddad; provided, however, that $6,000,000 of such amount shall be paid only to officers, directors, employees and consultants (excluding Mr. Haddad) who worked, directly or indirectly, for the Newhall Entities.

(b) At the Closing, the Company shall issue and deliver the Management RSUs to Mr. Haddad and other officers, directors, employees and consultants of the Company or its Subsidiaries, as designated by Mr. Haddad; provided, however, that 11.76% of such Management RSUs shall be issued only to officers, directors, employees and consultants (excluding Mr. Haddad) who worked, directly or indirectly, for the Newhall Entities (such recipients of the Management RSUs, the “Management Holders”). The Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to effectuate and carry out the intent of this Section 2.07, including (i) at the Closing, executing and delivering to each Management Holder a customary RSU award agreement under the Company’s equity incentive plan to evidence the grant of the Management RSUs to such Management Holder and (ii) registering the Class A Common Shares issuable upon settlement of the Management RSUs on Form S-8 or any successor form filed with the SEC at or prior to the Closing in accordance with applicable securities laws.

Section 2.08 Tax Treatment.

(a) The sale of the El Toro Class A Units to the Operating Company by the Selling Investors pursuant to Section 2.01(b) is intended to be treated as a transaction subject to Section 1001 of the Code. All parties hereto agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax items related to such sale in a manner consistent with such intended treatment.

(b) Except to the extent any Substitute Shares are issued pursuant to Section 9.22, the contribution, transfer, conveyance and assignment of (i) the Newhall Land Units to the Operating Company by Lennar CA and Mr. Haddad pursuant to Section 2.02(a), (ii) the Transferred Five Point Interests to the Operating Company by the Five Point Investors pursuant to Section 2.03(b), (iii) the El Toro Class B Units to the Hunters Point Venture by the Operating Company pursuant to Section 2.04(b), (iv) the Starwood Non-Legacy Promote to the Hunters Point Venture by the Operating Company pursuant to Section 2.04(c), (v) the Newhall Land Units to the Hunters Point Venture by the Operating Company pursuant to Section 2.04(d), (vi) the Newhall Land Units to the Hunters Point Venture by Five Point LP and Five Point Inc. (as nominee for the benefit of Five Point LP) pursuant to Section 2.04(e), and (vii) the Hunters Point Units to the Operating Company by the Hunters Point Investors pursuant to Section 2.05(b), is each intended to be treated as a transaction qualifying under Section 721(a) of the Code. All parties hereto agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax related items in a manner consistent with such intended treatment. Each contributing party shall cooperate with the receiving party in providing any information necessary to the preparation of Tax Returns, including providing information regarding such contributing party’s tax basis in the contributed assets.

(c) The contribution, transfer, conveyance and assignment of the Newhall Land Units to Five Point, Inc. by the Operating Company pursuant to Section 2.02(b) is intended to be treated as a transaction qualifying under Section 351(a) of the Code. All parties hereto agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax related items in a manner consistent with such intended treatment.

Section 2.09 Newhall Ownership. After giving effect to the transactions contemplated by this Agreement (other than the IPO), if (i) all Class A Units of the El Toro Venture were exchanged for OP Units and (ii) all OP Units (including OP Units issuable upon exchange of Class A Units of the El Toro Venture) were exchanged for Class A Common Shares, then the Class A Common Shares owned by those Persons who, as of the date hereof, own Class A units of the Company, units of membership interest of the Operating Company and Newhall Land Units would, collectively, represent approximately 37.5% of the total number of Class A Common Shares outstanding.

Section 2.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE III

CLOSING

Section 3.01 Conditions Precedent.

(a) Conditions to Each Party’s Obligations. The obligation of each party to effect the transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions (which can be waived, in whole or in part, by each party as to itself as provided in Section 11.16 and, to the extent permitted by Section 9.12(c), by the IPO Committee on behalf of all the parties):

(i) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement.

(iii) IPO Closing. The closing of the IPO shall occur substantially concurrently with the Closing.

(iv) Board of Directors. All of the members of the Board of Directors of the Company shall have been selected pursuant to Section 9.12(d) and duly elected to serve on the Board of Directors of the Company.

(v) Distribution. The Hunters Point Distribution shall have been consummated.

(b) Conditions to Obligations of the Newhall Companies. The obligation of each of the Newhall Companies to effect the transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived in whole or in part by the Company as provided in Section 11.16 and, to the extent permitted by Section 9.12(c), by the IPO Committee on behalf of all the parties):

(i) Representations and Warranties. Each representation and warranty of the Investors contained in this Agreement, as modified by any Supplemental Disclosure made pursuant to Section 9.03(b), shall be true and correct (disregarding all qualifications and limitations as to materiality or Material Adverse Effect, except (A) references to material contracts in Section 5.11, Section 6.11 and Section 7.11, and (B) references to materiality in Section 5.17, Section 6.17 and Section 7.17) as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct (1) is solely as a result of compliance with Section 9.18 or (2) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) Performance by the Investors. The Investors shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iii) Officer’s Certificates. Each of the Investors shall have delivered a certificate, dated the Closing Date and signed by a senior officer on behalf of such Investor, certifying to the effect that, with respect to such Investor, the conditions set forth in Section 3.01(b)(i) and (ii) have been satisfied.

(iv) Governmental Approvals, Consents, Etc. The consents specified in Section 4.04 of the Newhall Disclosure Schedule, Section 5.04 of the Hunters Point Disclosure Schedule, Section 6.04 of the El Toro Disclosure Schedule and Section 7.04 of the Five Point Disclosure Schedule (collectively, the “Required Approvals and Consents”) shall have been obtained.

(v) Closing Documents. Each of the Investors shall have delivered the documents that it is required to deliver pursuant to Section 3.04.

(c) Conditions to Obligations of the Investors. The obligation of each of the Investors to effect the transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived in whole or in part by such Investor as provided in Section 11.16 and, to the extent permitted by Section 9.12(c), by the IPO Committee on behalf of all the parties):

(i) Representations and Warranties. Each representation and warranty of the Newhall Companies and the other Investors contained in this Agreement, as modified by any Supplemental Disclosure made pursuant to Section 9.03(b), shall be true and correct (disregarding all qualifications and limitations as to materiality or Material Adverse Effect, except (A) references to material contracts in Section 4.11, Section 5.11, Section 6.11 and Section 7.11, and (B) references to materiality in Section 4.18, Section 5.17, Section 6.17 and Section 7.17) as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct (1) is solely as a result of compliance with Section 9.18 or (2) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) Performance by the Newhall Companies and other Investors. The Newhall Companies and the other Investors shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iii) Officer’s Certificates. The Company shall have delivered a certificate, dated the Closing Date and signed by a senior officer on behalf of the Company, certifying to the effect that, with respect to the Newhall Companies, the conditions set forth in Section 3.01(c)(i) and (ii) have been satisfied. Each of the other Investors shall have delivered a certificate, dated the Closing Date and signed by a senior officer on behalf of such Investor, certifying to the effect that, with respect to such Investor, the conditions set forth in Section 3.01(c)(i) and (ii) have been satisfied.

(iv) Governmental Approvals, Consents, Etc. The Required Approvals and Consents shall have been obtained.

(v) Closing Documents. Each of the Newhall Companies, the other Investors and Starwood shall have delivered the documents that it is required to deliver pursuant to Section 3.04.

Section 3.02 Time and Place. Unless this Agreement shall have been terminated pursuant to Section 3.05 or upon a determination by the IPO Committee to do so pursuant to Section 9.12, and subject to satisfaction or waiver of the conditions in Section 3.01, the closing of the transactions contemplated by Section 2.01 through Section 2.07 (the “Closing”) shall occur immediately before the receipt by the Company of the proceeds of the IPO from the underwriters (the “IPO Closing”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, or such other place as determined by the Company in its sole discretion. In connection with the foregoing, the parties hereto hereby agree that the specific order of occurrence of the IPO Closing and the transactions contemplated by this Agreement to occur on the Closing Date shall be as determined by the Company.

Section 3.03 Issuance of Units. At the Closing, the Operating Company will issue the Unit Consideration to the Investors (other than the Selling Investors). The issuance of the Unit Consideration pursuant to this Agreement shall be evidenced by either an amendment to the relevant limited liability company agreement, or by delivery of certificates evidencing the Units that are being issued, as determined by the Company in its sole discretion. If certificates are to be delivered, such certificates shall be delivered to the Investors at the Closing.

Section 3.04 Closing Deliveries.

(a) At or prior to the Closing, the Newhall Companies shall deliver, or cause to be delivered:

(i) to each of the Hunters Point Investors, a Hunters Point Assignment, duly executed by the Operating Company;

(ii) to each of the El Toro Investors, an El Toro Assignment, duly executed by the Operating Company;

(iii) to the Hunters Point Venture, an El Toro Assignment, duly executed by the Operating Company;

(iv) to each of the Five Point Investors, a Five Point Assignment, duly executed by the Operating Company;

(v) to each of Lennar CA, Mr. Haddad and the Hunters Point Venture, a Newhall Land Assignment, duly executed by the Operating Company;

(vi) to each of the Hunters Point Investors, the Hunters Point LLC Agreement, duly executed by the Operating Company, as manager;

(vii) to each of the El Toro Investors, the El Toro LLC Agreement, duly executed by the Operating Company;

(viii) to each of the Hunters Point Investors and the Five Point Investors, the Operating Company LLC Agreement, duly executed by the Company, as manager;

(ix) to each of the Investors (other than the Selling Investors) and the other parties named therein, the Registration Rights Agreement, duly executed by the Company;

(x) to each of the Investors and the other parties named therein, the Tax Receivable Agreement, duly executed by each of the Company and the Operating Company;

(xi) to the Five Point Investors, the Five Point LP Agreement, duly executed by each of the Operating Company and Five Point Inc.;

(xii) to each of the Investors (other than the Selling Investors), a statement of account summarizing its ownership of Units and Class B Common Shares;

(xiii) to each of Starwood and the El Toro Owner, the Starwood Assignment, duly executed by the Operating Company; and

(xiv) to each of FPC-HF, Five Point Inc. and the El Toro Owner, an FPC-HF Assignment, duly executed by the Operating Company.

(b) At or prior to the Closing, each of the Hunters Point Investors shall deliver, or cause to be delivered:

(i) to the Operating Company, a Hunters Point Assignment, duly executed by such Investor;

(ii) to the Operating Company, an El Toro Assignment, duly executed by the Hunters Point Venture;

(iii) to the Operating Company, a Newhall Land Assignment, duly executed by the Hunters Point Venture;

(iv) to the Five Point Venture, a Newhall Land Assignment, duly executed by the Hunters Point Venture;

(v) to the Newhall Companies and the Five Point Investors, the Operating Company LLC Agreement, duly executed by such Investor;

(vi) to the Company, the Registration Rights Agreement, duly executed by such Investor;

(vii) to the Company, the Tax Receivable Agreement, duly executed by such Investor; and

(viii) to the Operating Company, a Non-Foreign Affidavit, duly executed by such Investor.

(c) At or prior to the Closing, each of the El Toro Investors shall deliver, or cause to be delivered:

(i) to the Operating Company, an El Toro Assignment, duly executed by such Investor (only in the case of the Selling Investors);

(ii) to the Operating Company, the El Toro LLC Agreement, duly executed by such Investor;

(iii) to the Company, the Registration Rights Agreement, duly executed by such Investor (only in the case of Lennar HF and FPC-HF);

(iv) to the Company, the Tax Receivable Agreement, duly executed by such Investor;

(v) to the Operating Company, a Non-Foreign Affidavit, duly executed by such Investor (other than Lennar HF);

(vi) to the Operating Company, the Starwood Assignment, duly executed by Starwood and the El Toro Owner; and

(vii) to each of FPC-HF, the Operating Company, Five Point LP and Five Point Inc., applicable FPC-HF Assignments, each duly executed by the El Toro Owner.

(d) At or prior to the Closing, each of the Five Point Investors shall deliver, or cause to be delivered:

(i) to the Operating Company, a Five Point Assignment, duly executed by such Investor;

(ii) to the Hunters Point Venture, a Newhall Land Assignment, duly executed by Five Point LP and Five Point Inc. (as nominee for the benefit of Five Point LP);

(iii) to the Newhall Companies and the Hunters Point Investors, the Operating Company LLC Agreement, duly executed by such Investor;

(iv) to the Company, the Registration Rights Agreement, duly executed by such Investor;

(v) to the Company, the Tax Receivable Agreement, duly executed by such Investor;

(vi) to the Operating Company, a Newhall Land Assignment, duly executed by such Investor;

(vii) to the Operating Company and Five Point Inc., the Five Point LP Agreement, duly executed by such Investor;

(viii) to the Operating Company, a Non-Foreign Affidavit, duly executed by such Investor; and

(ix) to each of FPC-HF, the Operating Company and the El Toro Owner, applicable FPC-HF Assignments, each duly executed by Five Point LP and/or Five Point Inc., as applicable.

(e) At or prior to the Closing, Five Point Inc. shall deliver, or cause to be delivered, to the El Toro Venture, the Amended and Restated Development Management Agreement, duly executed by Five Point Inc.

Section 3.05 Term of the Agreement. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to the one year anniversary of the date of this Agreement (the “Outside Date”).

Section 3.06 Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of the Newhall Companies and the Investors under this Agreement shall terminate, except that the obligations set forth in this Section 3.06 and Article XI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of another party’s material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies against that other party with respect to such other party’s breach will survive such termination unimpaired.

Section 3.07 Tax Withholding. The Newhall Companies shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement, such amounts as the Newhall Companies are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Newhall Companies, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Investor. If the Newhall Companies intend to withhold from consideration payable to any Investor, they will notify the Investor of the intended withholding at least five days before the date of payment of the sum from which there will be withholding. The Newhall Companies will cooperate with any requesting Investor so as to avoid withholding to the maximum extent permitted by Law.

Section 3.08 Share and Unit Splits. Concurrently with the Closing, the Company may effect a share split or reverse split, or other similar event which results in an increase or decrease in the number of outstanding Class A Common Shares, as necessary to achieve an appropriate Price to the Public, and if it does so, (a) the Company shall cause each of the Operating Company and the El Toro Venture to effect a similar Unit split or reverse split, or similar adjustment to its units of membership interest (other than the El Toro Class D Units), to maintain the same ratio of the number of such Units to the number of Class A Common Shares, (b) the number in Section 2.01(e)(ii)(B) will be automatically increased or decreased in proportion to such increase or decrease in outstanding Class A Common Shares, as applicable, and (c) the number of OP Units, El Toro Class A Units, El Toro

Class B Units, El Toro Class C Units and Class B Common Shares to be issued to any Investor pursuant to this Agreement will be automatically increased or decreased in proportion to such increase or decrease in outstanding Class A Common Shares, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE NEWHALL COMPANIES

Except as set forth herein and in the Newhall Disclosure Schedules, the contents of which shall be read together with the representations and warranties set forth in this Article IV, the Newhall Companies hereby jointly and severally represent and warrant to the other parties hereto as follows:

Section 4.01 Organization and Qualification. Each of the Newhall Entities is duly organized, validly existing and in good standing under the Laws of its state of formation. Each of the Newhall Entities has all requisite power and authority to own, lease, operate or develop its properties and assets and to carry on its business as presently conducted, and to the extent required under applicable Laws, is duly qualified, licensed or admitted to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes such qualification, admittance or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, reasonably be expected to have a Newhall Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each of the Newhall Entities, as in effect on the date hereof, have been provided or made available to the other parties hereto. None of the Newhall Entities has adopted a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization that is currently in effect.

Section 4.02 Due Authorization. Each of the Newhall Companies has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is or will be a party, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby, by each of the Newhall Companies have been duly and validly authorized by all necessary action on its behalf. This Agreement, and each agreement executed and delivered by or on behalf of any of the Newhall Companies pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Newhall Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts or Violations. None of the execution, delivery or performance of this Agreement, or any agreement contemplated hereby, does or will, directly or indirectly (with or without notice or lapse of time) violate, breach or conflict with, constitute a default under, result in the loss of any benefit under, give any Person a right to revoke, suspend, cancel, terminate, modify, accelerate or take other action under, or result in the creation of any encumbrance (other than Permitted Encumbrances) on any assets or properties of any of the Newhall Entities under (a) the Organizational Documents of any of the Newhall Entities, (b) any agreement, document or instrument to which any of the Newhall Entities is a party or by which it is bound, or (c) any term or provision of any Law, Governmental Approval, judgment, order, writ, injunction or decree binding on any of the Newhall Entities (or its assets or properties), except, in the case of clause (b) and (c), those that, individually or in the aggregate, would not reasonably be expected to have a Newhall Material Adverse Effect.

Section 4.04 Consents and Approvals. No consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained or made by any of the Newhall Entities in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, except for (a) those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or make would not, individually or in the aggregate, have a Newhall Material Adverse Effect and (b) the filing with the SEC, and declaration of effectiveness of, a registration statement pursuant to which the offer and sale of Class A Common Shares in the IPO will be registered under the Securities Act (together with any amendments thereto, the “Registration Statement”).

Section 4.05 Validity of Units. The OP Units and Newhall Land Units, when issued and delivered pursuant to the terms of this Agreement for the consideration described in this Agreement, will be validly issued, free and clear of all Liens created by the Operating Company and Newhall Land, respectively (other than those arising under the Organizational Documents of the Operating Company and Newhall Land, respectively, this Agreement, the Lock-up Agreement and under applicable securities laws).

Section 4.06 Venture Entities. Section 4.06 of the Newhall Disclosure Schedule sets forth each Contract pursuant to which any of the Newhall Entities is obligated to make payments based on profits or cash flow to any Person (other than to one of the Newhall Entities) (each, a “Newhall Participation Agreement”). As of the date hereof, 231,854,279 Class A units of the Company and 80,979,355 Class B units of the Company are outstanding, all of which were duly authorized, and 80,979,355 Class A units of the Company are reserved for issuance in exchange transactions. As of the date hereof, 312,833,634 units of membership interest of the Operating Company are outstanding, all of which were duly authorized. As of the date hereof, 312,833,634 units of membership interest of Newhall Land are outstanding, all of which were duly authorized.

Section 4.07 Financial Statements; Absence of Undisclosed Liabilities.

(a) True and complete copies of the Newhall Financial Statements have been provided to the other parties hereto. The Newhall Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the relevant periods, and present fairly, in all material respects, the financial condition and the results of operations of the Company and its Subsidiaries on a consolidated basis as of their respective dates or for the periods referred to therein (subject, in the case of interim statements, to the absence of footnotes and normally recurring year-end adjustments which are not material).

(b) The Newhall Entities have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those that are reflected or reserved against in the most recent balance sheet included in the Newhall Financial Statements, (ii) those that have been incurred in the ordinary course of business since the date of such balance sheet, (iii) those that arise under any Contract to which any of the Newhall Entities is a party as of the date hereof, (iv) those contemplated by, or otherwise incurred in connection with, this Agreement, or (v) such as would not reasonably be expected to have a Newhall Material Adverse Effect.

Section 4.08 Litigation. There are no Actions pending or, to the knowledge of the Newhall Companies, threatened against or involving any of the Newhall Entities or any of their assets or properties, which if adversely determined, would, individually or together with all such other Actions, reasonably be expected to have a Newhall Material Adverse Effect. There are no outstanding Governmental Orders or decisions by an arbitrator imposed on or affecting any of the Newhall Entities or any of their assets or properties that, individually or in the aggregate, would reasonably be expected to have a Newhall Material Adverse Effect.

Section 4.09 Properties.

(a) Section 4.09(a) of the Newhall Disclosure Schedule sets forth a list or description of all material real property that the Newhall Entities own or lease (collectively, the “Newhall Properties”) or have a right or obligation to acquire, sell or lease (other than under this Agreement), whether or not subject to the satisfaction of conditions, indicating, in each case, the name of each of the Newhall Entities that owns or leases or has the right or obligation to acquire, sell or lease such real property. Each of the Newhall Entities listed as owning any of the Newhall Properties on such Schedule has good and marketable title in fee simple to such Newhall Properties (except to the extent noted as a leasehold or other property interest in Section 4.09(a) of the Newhall Disclosure Schedule), free and clear of Encumbrances other than (i) Permitted Encumbrances or (ii) other Encumbrances that would not reasonably be expected to have a Newhall Material Adverse Effect. Each of the Newhall Entities listed as lessee of any of the Newhall Properties on such Schedule has a valid leasehold interest in such Newhall Properties, free and clear of Encumbrances other than (A) Permitted Encumbrances or (B) other Encumbrances that would not reasonably be expected to have a Newhall Material Adverse Effect.

(b) Except for matters that would not reasonably be expected to have a Newhall Material Adverse Effect, the Newhall Entities have sole possession of the Newhall Properties, there are no parties in possession of any portion of the Newhall Properties as lessees, tenants at sufferance, trespassers, licensees or otherwise, and none of the Newhall Entities has granted or agreed to grant to any Person, and none of the Newhall Entities is a party to, any option, contract, right of first refusal, right of first offer, affordable housing agreement, profit participation (payable to a Person other than one of the Newhall Entities), anti-speculation option, joint venture or similar agreement or any other agreement or understanding, in each case, with respect to a purchase or sale of the Newhall Properties (or any material real property that the Newhall Entities have a right or obligation to acquire) or any portion thereof or any interest therein or pursuant to which any sales proceeds relating to any Newhall Properties are required to be paid to any other Person.

(c) Except for matters that would not reasonably be expected to have a Newhall Material Adverse Effect, there is no existing, or to the knowledge of the Newhall Companies, threatened in writing, proceeding that would involve the condemnation, eminent domain rezoning or other modification of the zoning classification of any of the Newhall Properties, or any portion thereof.

Section 4.10 Compliance with Laws. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Newhall Material Adverse Effect, the Newhall Entities and the Newhall Properties are in compliance with all applicable Laws, Governmental Orders and Governmental Approvals, and no written notices have been received by, and to the knowledge of the Newhall Companies no Claims have been filed against, any of the Newhall Entities alleging a violation of any such Laws, Governmental Orders or Governmental Approvals.

Section 4.11 Contracts.

(a) Section 4.11(a) of the Newhall Disclosure Schedule sets forth a list of all of the following Contracts (collectively, “Newhall Material Contracts”) that are in force as of the date hereof or were entered into not more than two (2) years prior to the date of this Agreement, and to which any of the Newhall Entities is a party or that affect any of the Newhall Properties:

(i) any Contract that would be considered a material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, with respect to the Company (after giving effect to the transactions contemplated hereby, other than the IPO); or

(ii) any Contract in effect as of the date hereof between or among any Related Party of any Newhall Entity, on the one hand, and any of the Newhall Entities, on the other hand, other than the Organizational Documents of the Company (each such Contract, a “Newhall Related Party Contract”).

(b) True, correct and complete copies of all of the Newhall Material Contracts have been provided or made available to the other parties hereto (including through the Electronic Data Room). Except such as would not reasonably be expected to have a Newhall Material Adverse Effect, (i) all Newhall Material Contracts are in full force and effect and are legal, valid and binding obligations of the Newhall Entities, as applicable, and, to the knowledge of the Newhall Companies, the other parties thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) none of the Newhall Entities is in breach of, or default under, any Newhall Material Contract; (iii) to the knowledge of the Newhall Companies, no other party to any Newhall Material Contract is in breach or default thereunder; and (iv) neither the Company, nor any of the Newhall Entities, has received written notice from any Person asserting that any of the Newhall Entities is in default under any Newhall Material Contract (which default remains uncured).

Section 4.12 Insurance. The Newhall Entities currently have in place commercial general liability, casualty and other insurance coverage with reputable insurance companies with respect to the Newhall Properties in customary amounts for similar projects. Except as would not reasonably be expected to have a Newhall Material Adverse Effect, (a) each of such policies is in compliance with existing financing arrangements and, to the knowledge of the Newhall Companies, is in full force and effect, (b) all premiums due and payable thereunder have been fully paid when due, and (c) all such policies will remain in effect after the Closing. No written notice of cancellation, default or non-renewal has been received or to the knowledge of the Newhall Companies is threatened with respect thereto (that has not been cured), except such as would not reasonably be expected to have a Newhall Material Adverse Effect.

Section 4.13 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Newhall Material Adverse Effect:

(a) to the knowledge of the Newhall Companies, the Newhall Entities are in compliance with applicable Environmental Laws;

(b) none of the Newhall Entities has received any Environmental Notice or Environmental Claim alleging that any of the Newhall Entities is in violation of, or liable under, any Environmental Law which remains unresolved, and, to the knowledge of the Newhall Companies, there are no circumstances that may prevent or interfere with compliance with any applicable Environmental Law in the future;

(c) none of the Newhall Entities has entered into or agreed to any consent decree or Governmental Order, or is subject to any judgment, decree or judicial, administrative or compliance order relating to any past or current violations of Environmental Laws, Environmental Permits or the investigation, remediation or cleanup of Hazardous Materials or protection, restoration or preservation of the environment; and

(d) to the knowledge of the Newhall Companies, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any Environmental Claim against the Newhall Entities or against the Newhall Properties or against any Person whose Liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

This Section 4.13 contains the exclusive representations and warranties of the Newhall Companies with respect to environmental matters.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Newhall Disclosure Schedule contains a true and complete list of each material Benefit Plan of the Newhall Entities.

(b) With respect to each Benefit Plan of the Newhall Entities, the Newhall Companies have heretofore made available to the other parties hereto true and complete copies of each of the following documents: (i) a copy of the Benefit Plan and any amendments thereto (or if the Plan is not a written Benefit Plan, a description thereof); (ii) a copy of the Benefit Plan’s most recent annual report and actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the Code.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Newhall Entities or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Newhall Entities or any ERISA Affiliate of incurring any such liability, except as would not reasonably be expected to have a Newhall Material Adverse Effect.

(d) Each Benefit Plan of the Newhall Entities has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as would not reasonably be expected to have a Newhall Material Adverse Effect.

(e) No Benefit Plan of the Newhall Entities provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees of the Newhall Entities for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law, except as would not reasonably be expected to have a Newhall Material Adverse Effect.

(f) There are no pending or, to the knowledge of the Newhall Companies, threatened claims by or on behalf of any Benefit Plan of the Newhall Entities, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits), except as would not reasonably be expected to have a Newhall Material Adverse Effect.

Section 4.15 Taxes.

(a) To the knowledge of the Newhall Companies:

(i) Each of the Newhall Entities has timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects, and each of the Newhall Entities has paid (or had paid on its behalf) all material Taxes required to be paid by it (whether or not shown on such Tax Returns), and no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any of the Newhall Entities, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(ii) There are no material liens for Taxes (other than Permitted Tax Liens) upon any assets or properties of any of the Newhall Entities.

(iii) There are no pending or threatened audits, assessments or other actions for or relating to a material liability in respect of income or non-income Taxes of any of the Newhall Entities.

(iv) All ad valorem taxes assessed or payable with respect to the Newhall Properties have been paid. Except as may be set forth in the Newhall Material Contracts or as disclosed in the title reports made available to the parties hereto, none of the Newhall Entities has received any written notice of any other special assessments, levies or taxes imposed or to be imposed affecting any portion of the Newhall Properties or of any action regarding the potential formation of any other district or authority empowered to so assess a tax or levy.

(v) No foreign, federal, state, or local audits or administrative or judicial proceedings with respect to any material Taxes are pending or being conducted with respect to any of the Newhall Entities, and there is no Claim for material Taxes by any authority presently outstanding.

(b) The Operating Company is a United States person (as defined in the Code).

(c) The Company is classified as a corporation for U.S. federal income tax purposes. The Operating Company and Newhall Land are each classified as a partnership for U.S. federal income tax purposes. Each of the Subsidiaries of the Company (other than the Operating Company and Newhall Land) has been treated at all times since January 1, 2014, and will be treated through the Closing Date, as an entity that is disregarded as separate from its owner for U.S. tax purposes.

This Section 4.15, clause (v) of Section 4.14(b) and Section 4.14(d) contain the exclusive representations and warranties of the Newhall Companies with respect to Tax matters.

Section 4.16 Reserved.

Section 4.17 Broker. None of the Newhall Entities, or any of their managing members, members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, investment banker, financial advisor or similar agent of any Person or firm that will result in the obligation of any of the Newhall Entities to pay any finder’s fees, brokerage fees or commissions or make any similar payment in connection with the transactions contemplated by this Agreement (excluding underwriting fees and commissions payable in connection with the IPO).

Section 4.18 Disclosure in Registration Statement. The Registration Statement will not, at the time such document is filed with the SEC, at any time such document is amended or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The foregoing representation and warranty shall not apply to statements or omissions included in the Registration Statement based upon information supplied to the Company by or on behalf of any of the Investors.

Section 4.19 Internal Controls over Financial Reporting. The Company maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding (a) the reliability of the Company’s financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that pertain to maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Newhall Companies and their Subsidiaries, (b) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Newhall Companies and their Subsidiaries are being made only in accordance with authorizations of their management and directors, and (c) prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Newhall Companies and their Subsidiaries that could have a material effect on their financial statements.

Section 4.20 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, the Newhall Companies shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE HUNTERS POINT VENTURE

Except as set forth herein and in the Hunters Point Disclosure Schedules, the contents of which shall be read together with the representations and warranties set forth in this Article V, the Hunters Point Venture hereby represents and warrants to the other parties hereto as follows:

Section 5.01 Organization and Qualification. Each of the Hunters Point Entities is duly organized, validly existing and in good standing under the Laws of its state of formation. Each of the Hunters Point Entities has all requisite power and authority to own, lease, operate or develop its properties and assets and to carry on its business as presently conducted, and to the extent required under applicable Laws, is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, reasonably be expected to have a Hunters Point Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each of the Hunters Point Entities have been provided or made available to the other parties hereto. None of the Hunters Point Entities has adopted a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization.

Section 5.02 Due Authorization. The Hunters Point Venture has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is or will be a party, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby, by the Hunters Point Venture have been duly and validly authorized by all necessary action on its behalf. This Agreement, and each agreement executed and delivered by or on behalf of the Hunters Point Venture pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Hunters Point Venture, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts or Violations. None of the execution, delivery or performance of this Agreement, or any agreement contemplated hereby, does or will, directly or indirectly (with or without notice or lapse of time) violate, breach or conflict with, constitute a default under, result in the loss of any benefit under, give any Person a right to revoke, suspend, cancel, terminate, modify, accelerate or take other action under, or result in the creation of any encumbrance (other than Permitted Encumbrances) on any assets or properties of any of the Hunters Point Entities under (a) the Organizational Documents of any of the Hunters Point Entities, (b) any agreement, document or instrument to which any of the Hunters Point Entities is a party or by which it is bound, or (c) any term or provision of any Law, Governmental Approval, judgment, order, writ, injunction or decree binding on any of the Hunters Point Entities (or its assets or properties), except, in the case of clause (b) and (c), those that, individually or in the aggregate, would not reasonably be expected to have a Hunters Point Material Adverse Effect.

Section 5.04 Consents and Approvals. No consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained or made by any of the Hunters Point Entities in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or make would not, individually or in the aggregate, have a Hunters Point Material Adverse Effect.

Section 5.05 Reserved.

Section 5.06 Venture Entities. Except for the Hunters Point Interests, there are no equity interests or profit participations of any kind in the Hunters Point Venture. The Hunters Point Venture, directly or indirectly through its wholly owned Subsidiaries, owns all of the outstanding equity interests and profit participations in each of the Subsidiaries of the Hunters Point Venture, in each case, free and clear of all Liens (other than those arising under the Organizational Documents of such Subsidiaries or such as would not reasonably be expected to have a Hunters Point Material Adverse Effect). All of the issued and outstanding interests in the Hunters Point Entities have been duly authorized, are validly issued and, in the case of any corporation, are fully paid and non-assessable. Except for this Agreement, or as set forth in the Organizational Documents of the Hunters Point Entities, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding relating to the acquisition, redemption, disposition, pledge or voting with respect to interests in any of the Hunters Point Entities, or any securities or obligations of any kind convertible into interests in any of the Hunters Point Entities, or entitling any Person to acquire any equity interests in any of the Hunters Point Entities.

Section 5.07 Financial Statements; Absence of Undisclosed Liabilities.

(a) True and complete copies of the Hunters Point Financial Statements have been provided to the other parties hereto. The Hunters Point Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the relevant periods, and present fairly, in all material respects, the financial condition and the results of operations of the Hunters Point Venture and its Subsidiaries on a consolidated basis as of their respective dates or for the periods referred to therein (subject, in the case of interim statements, to the absence of footnotes and normally recurring year-end adjustments which are not material).

(b) The Hunters Point Entities have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those that are reflected or reserved against in the most recent balance sheet included in the Hunters Point Financial Statements, (ii) those that have been incurred in the ordinary course of business since the date of such balance sheet, (iii) those that arise under any Contract to which any of the Hunters Point Entities is a party as of the date hereof, (iv) those contemplated by, or otherwise incurred in connection with, this Agreement, or (v) such as would not reasonably be expected to have a Hunters Point Material Adverse Effect.

Section 5.08 Litigation. There are no Actions pending or, to the knowledge of the Hunters Point Venture, threatened against or involving the Hunters Point Venture, any Hunters Point Interests, any of the Hunters Point Entities or any of their assets or properties, which, if adversely determined, would, individually or together with all such other Actions, reasonably be expected to have a Hunters Point Material Adverse Effect. There are no outstanding Governmental Orders or decisions by an arbitrator imposed on or affecting all or any portion of the Hunters Point Interests, any of the Hunters Point Entities or any of their assets or properties that, individually or in the aggregate, would reasonably be expected to have a Hunters Point Material Adverse Effect.

Section 5.09 Properties.

(a) Section 5.09(a) of the Hunters Point Disclosure Schedule sets forth a list or description of all material real property that the Hunters Point Entities own or lease (collectively, the “Hunters Point Properties”) or have a right or obligation to acquire, sell or lease (other than under this Agreement) whether or not subject to the satisfaction of conditions, indicating, in each case, the name of each of the Hunters Point Entities that owns or leases or has the right or obligation to acquire, sell or lease such real property. Each of the Hunters Point Entities listed as owning any of the Hunters Point Properties on such Schedule has good and marketable title in fee simple to such Hunters Point Properties (except to the extent noted as a leasehold or other property interest in Section 5.09(a) of the Hunters Point Disclosure Schedule), free and clear of Encumbrances other than (i) Permitted Encumbrances or (ii) other Encumbrances that would not reasonably be expected to have a Hunters Point Material Adverse Effect. Each of the Hunters Point Entities listed as lessee of any of the Hunters Point Properties on such Schedule has a valid leasehold interest in such Hunters Point Properties, free and clear of Encumbrances other than (i) Permitted Encumbrances or (ii) other Encumbrances that would not reasonably be expected to have a Hunters Point Material Adverse Effect.

(b) Section 5.09(b) of the Hunters Point Disclosure Schedule sets forth a list and description of all title insurance policies that are in effect as of the date hereof relating to the Hunters Point Properties (collectively, the “Hunters Point Title Policies”), and true, correct and complete copies of such policies have been provided or made available to the other parties hereto.

(c) Except for matters that would not reasonably be expected to have a Hunters Point Material Adverse Effect, the Hunters Point Entities have sole possession of the Hunters Point Properties, there are no parties in possession of any portion of the Hunters Point Properties as lessees, tenants at sufferance, trespassers, licensees or otherwise, and none of the Hunters Point Entities has granted or agreed to grant to any Person, and none of the Hunters Point Entities is a party to, any option, contract, right of first refusal, right of first offer, affordable housing agreement, profit participation (payable to a Person other than one of the Hunters Point Entities), anti-speculation option, joint venture or similar agreement or any other agreement or understanding, in each case, with respect to a purchase or sale of the Hunters Point Properties (or any material real property that the Hunters Point Entities have a right or obligation to acquire) or any portion thereof or any interest therein or pursuant to which any sales proceeds relating to any Hunters Point Properties are required to be paid to any other Person.

(d) Except for matters that would not reasonably be expected to have a Hunters Point Material Adverse Effect, there is no existing, or to the knowledge of the Hunters Point Venture, threatened in writing, proceeding that would involve the condemnation, eminent domain rezoning or other modification of the zoning classification of any of the Hunters Point Properties, or any portion thereof.

Section 5.10 Compliance with Laws. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Hunters Point Material Adverse Effect, the Hunters Point Entities and the Hunters Point Properties are in compliance with all applicable Laws, Governmental Orders and Governmental Approvals, and no written notices have been received by, and to the Hunters Point Venture’s knowledge no Claims have been filed against, any of the Hunters Point Entities alleging a violation of any such Laws, Governmental Orders or Governmental Approvals.

Section 5.11 Contracts.

(a) Section 5.11(a) of the Hunters Point Disclosure Schedule sets forth a list of all of the following Contracts (collectively, “Hunters Point Material Contracts”) that are in force as of the date hereof or were entered into not more than two (2) years prior to the date of this Agreement, and to which any of the Hunters Point Entities is a party or that affect any of the Hunters Point Properties:

(i) any Contract that would be considered a material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, with respect to the Company (after giving effect to the transactions contemplated hereby, other than the IPO); or

(ii) any Contract in effect as of the date hereof between or among any Hunters Point Investor or any Related Party of such Investor, on the one hand, and any of the Hunters Point Entities, on the other hand, other than the Organizational Documents of the Hunters Point Venture (each such Contract, a “Hunters Point Related Party Contract”).

(b) True, correct and complete copies of all of the Hunters Point Material Contracts have been provided or made available to the other parties hereto (including through the Electronic Data Room). Except such as would not reasonably be expected to have a Hunters Point Material Adverse Effect, (i) all Hunters Point Material Contracts are in full force and effect and are legal, valid and binding obligations of the Hunters Point Entities, as applicable, and, to the knowledge of the Hunters Point Venture, the other parties thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) none of the Hunters Point Entities is in breach of, or default under, any Hunters Point Material Contract; (iii) to the knowledge of the Hunters Point Venture, no other party to any Hunters Point Material Contract is in breach or default thereunder; and (iv) none of the Hunters Point Entities has received written notice from any Person asserting that any of the Hunters Point Entities is in default under any Hunters Point Material Contract (which default remains uncured).

Section 5.12 Insurance. The Hunters Point Entities currently have in place commercial general liability, casualty and other insurance coverage with reputable insurance companies with respect to the Hunters Point Properties in customary amounts for similar projects. Except as would not reasonably be expected to have a Hunters Point Material Adverse Effect, (a) each of such policies is in compliance with existing financing arrangements and, to the Hunters Point Venture’s knowledge, is in full force and effect, (b) all premiums due and payable thereunder have been fully paid when due, and (c) all such policies will remain in effect after the Closing. No written notice of cancellation, default or non-renewal has been received or to the Hunters Point Venture’s knowledge is threatened with respect thereto (that has not been cured), except such as would not reasonably be expected to have a Hunters Point Material Adverse Effect.

Section 5.13 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Hunters Point Material Adverse Effect:

(a) to the Hunters Point Venture’s knowledge, the Hunters Point Entities are in compliance with applicable Environmental Laws;

(b) none of the Hunters Point Entities has received any Environmental Notice or Environmental Claim alleging that any of the Hunters Point Entities is in violation of, or liable under, any Environmental Law which remains unresolved, and, to the Hunters Point Venture’s knowledge, there are no circumstances that may prevent or interfere with compliance with any applicable Environmental Law in the future;

(c) none of the Hunters Point Entities has entered into or agreed to any consent decree or Governmental Order, or is subject to any judgment, decree or judicial, administrative or compliance order relating to any past or current violations of Environmental Laws, Environmental Permits or the investigation, remediation or cleanup of Hazardous Materials or protection, restoration or preservation of the environment; and

(d) to the Hunters Point Venture’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any Environmental Claim against the Hunters Point Entities or against the Hunters Point Properties or against any Person whose Liability for any Environmental Claim any Hunters Point Entity has retained or assumed either contractually or by operation of law.

This Section 5.13 contains the exclusive representations and warranties of the Hunters Point Venture with respect to environmental matters.

Section 5.14 Employee Benefit Plans. None of the Hunters Point Entities provides any benefits to persons through any Benefit Plans, and none of the Hunters Point Entities has any liability under any Benefit Plan (including any contingent liability) to any current or former employee, officer, director or independent contractor. No liability under Title IV or Section 302 of ERISA has been incurred by the Hunters Point Entities or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Hunters Point Entities or any ERISA Affiliate of incurring any such liability.

Section 5.15 Taxes.

(a) To the knowledge of the Hunters Point Venture:

(i) Each of the Hunters Point Entities has timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects, and each of the Hunters Point Entities has paid (or had paid on its behalf) all material Taxes required to be paid by it (whether or not shown on such Tax Returns), and no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any of the Hunters Point Entities, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(ii) There are no material liens for Taxes (other than Permitted Tax Liens) upon any assets or properties of any of the Hunters Point Entities.

(iii) There are no pending or threatened audits, assessments or other actions for or relating to a material liability in respect of income or non-income Taxes of any of the Hunters Point Entities.

(iv) All ad valorem taxes assessed or payable with respect to the Hunters Point Properties have been paid. Except as may be set forth in the Hunters Point Contracts or as disclosed in the Hunters Point Title Policies or the title reports made available to the parties hereto, none of the Hunters Point Entities has received any written notice of any other special assessments, levies or taxes imposed or to be imposed affecting any portion of the Hunters Point Properties or of any action regarding the potential formation of any other district or authority empowered to so assess a tax or levy.

(v) No foreign, federal, state, or local audits or administrative or judicial proceedings with respect to any material Taxes are pending or being conducted with respect to any of the Hunters Point Entities, and there is no Claim for material Taxes by any authority presently outstanding.

(b) The Hunters Point Venture is classified as a partnership for U.S. federal income tax purposes. Each of the Subsidiaries of the Hunters Point Venture has been treated at all times during its existence, and will be treated through the Closing Date, as an entity that is disregarded as separate from its owner for U.S. tax purposes.

This Section 5.15 contains the exclusive representations and warranties of the Hunters Point Venture with respect to Tax matters.

Section 5.16 Broker. None of the Hunters Point Entities, or any of their managing members, members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, investment banker, financial advisor or similar agent of any Person or firm that will result in the obligation of any of the Newhall Entities to pay any finder’s fees, brokerage fees or commissions or make any similar payment in connection with the transactions contemplated by this Agreement (excluding any underwriting fees and commissions payable in connection with the IPO).

Section 5.17 Disclosure in Registration Statement. None of the information supplied or to be supplied by or on behalf of the Hunters Point Venture in writing expressly for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.18 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article V, the Hunters Point Venture shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE EL TORO VENTURE

Except as set forth herein and in the El Toro Disclosure Schedules, the contents of which shall be read together with the representations and warranties set forth in this Article VI, the El Toro Venture hereby represents and warrants to the other parties hereto as follows:

Section 6.01 Organization and Qualification. Each of the El Toro Entities is duly organized, validly existing and in good standing under the Laws of its state of formation. Each of the El Toro Entities has all requisite power and authority to own, lease, operate or develop its properties and assets and to carry on its business as presently conducted, and to the extent required under applicable Laws, is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, reasonably be expected to have an El Toro Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each of the El Toro Entities have been provided or made available to the other parties hereto. None of the El Toro Entities has adopted a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization.

Section 6.02 Due Authorization. The El Toro Venture has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is or will be a party, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby, by the El Toro Venture have been duly and validly authorized by all necessary action on its behalf. This Agreement, and each agreement executed and delivered by or on behalf of the El Toro Venture pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the El Toro Venture, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.03 No Conflicts or Violations. None of the execution, delivery or performance of this Agreement, or any agreement contemplated hereby, does or will, directly or indirectly (with or without notice or lapse of time) violate, breach or conflict with, constitute a default under, result in the loss of any benefit under, give any Person a right to revoke, suspend, cancel, terminate, modify, accelerate or take other action under, or result in the creation of any encumbrance (other than a Permitted Encumbrances) on any assets or properties of any of the El Toro Entities under (a) the Organizational Documents of any of the El Toro Entities, (b) any agreement, document or instrument to which any of the El Toro Entities is a party or by which it is bound, or (c) any term or provision of any Law, Governmental Approval, judgment, order, writ, injunction or decree binding on any of the El Toro Entities (or its assets or properties), except, in the case of clause (b) and (c), those that, individually or in the aggregate, would not reasonably be expected to have an El Toro Material Adverse Effect.

Section 6.04 Consents and Approvals. No consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained or made by any of the El Toro Entities in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or make would not, individually or in the aggregate, have an El Toro Material Adverse Effect.

Section 6.05 Reserved.

Section 6.06 Venture Entities. Section 6.06 of the El Toro Disclosure Schedule sets forth each Contract pursuant to which any of the El Toro Entities is obligated to make payments based on profits or cash flow to any Person (other than one of the El Toro Entities) (each, an “El Toro Participation Agreement”). Except for the El Toro Units and the El Toro Participation Agreements, there are no equity interests or profit participations of any kind in the El Toro Venture. Except for the El Toro Participation Agreements, the El Toro Venture, directly or indirectly through its wholly owned Subsidiaries, owns all of the outstanding equity interests and profit participations in each of the Subsidiaries of the El Toro Venture, in each case, free and clear of all Liens (other than those arising under the Organizational Documents of such Subsidiaries or such as would not reasonably be expected to have an El Toro Material Adverse Effect). All of the issued and outstanding interests in the El Toro Entities have been duly authorized, are validly issued and, in the case of any corporation, are fully paid and non-assessable. Except for this Agreement, or as set forth in the Organizational Documents of the El Toro Entities, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding relating to the acquisition, redemption, disposition, pledge or voting with respect to interests in any of the El Toro Entities, or any securities or obligations of any kind convertible into interests in any of the El Toro Entities, or entitling any Person to acquire any equity interests in any of the El Toro Entities.

Section 6.07 Financial Statements; Absence of Undisclosed Liabilities.

(a) True and complete copies of the El Toro Financial Statements have been provided to the other parties hereto. The El Toro Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the relevant periods, and present fairly, in all material respects, the financial condition and the results of operations of the El Toro Venture and its Subsidiaries on a consolidated basis as of their respective dates or for the periods referred to therein (subject, in the case of interim statements, to the absence of footnotes and normally recurring year-end adjustments which are not material).

(b) The El Toro Entities have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those that are reflected or reserved against in the most recent balance sheet included in the El Toro Financial Statements, (ii) those that have been incurred in the ordinary course of business since the date of such balance sheet, (iii) those that arise under any Contract to which any of the El Toro Entities is a party as of the date hereof, (iv) those contemplated by, or otherwise incurred in connection with, this Agreement, or (v) such as would not reasonably be expected to have an El Toro Material Adverse Effect.

Section 6.08 Litigation. There are no Actions pending or, to the knowledge of the El Toro Venture, threatened against or involving the El Toro Venture, any El Toro Venture membership interests, any of the El Toro Entities or any of their assets or properties, which, if adversely determined, would, individually or together with all such other Actions, reasonably be expected to have an El Toro Material Adverse Effect. There are no outstanding Governmental Orders or decisions by an arbitrator imposed on or affecting all or any portion of the El Toro Venture membership interests, any of the El Toro Entities or any of their assets or properties that, individually or in the aggregate, would reasonably be expected to have an El Toro Material Adverse Effect.

Section 6.09 Properties.

(a) Section 6.09(a) of the El Toro Disclosure Schedule sets forth a list or description of all material real property that the El Toro Entities own or lease (collectively, the “El Toro Properties”) or have a right or obligation to acquire, sell or lease (other than under this Agreement), whether or not subject to the satisfaction of conditions, indicating, in each case, the name of each of the El Toro Entities that owns or leases or has the right or obligation to acquire, sell or lease such real property. Each of the El Toro Entities listed as owning any of the El Toro Properties on such Schedule has good and marketable title in fee simple to such El Toro Properties (except to the extent noted as a leasehold or other property interest in Section 6.09(a) of the El Toro Disclosure Schedule), free and clear of Encumbrances other than (i) Permitted Encumbrances or (ii) other Encumbrances that would not reasonably be expected to have an El Toro Material Adverse Effect. Each of the El Toro Entities listed as lessee of any of the El Toro Properties on such Schedule has a valid leasehold interest in such El Toro Properties, free and clear of Encumbrances other than (i) Permitted Encumbrances or (ii) other Encumbrances that would not reasonably be expected to have an El Toro Material Adverse Effect.

(b) Section 6.09(b) of the El Toro Disclosure Schedule sets forth a list and description of all title insurance policies that are in effect as of the date hereof relating to the El Toro Properties (collectively, the “El Toro Title Policies”), and true, correct and complete copies of such policies have been provided or made available to the other parties hereto.

(c) Except for matters that would not reasonably be expected to have an El Toro Material Adverse Effect, the El Toro Entities have sole possession of the El Toro Properties, there are no parties in possession of any portion of the El Toro Properties as lessees, tenants at sufferance, trespassers, licensees or otherwise, and none of the El Toro Entities has granted or agreed to grant to any Person, and none of the El Toro Entities is a party to, any option, contract, right of first refusal, right of first offer, affordable housing agreement, profit participation (payable to a Person other than one of the El Toro Entities), anti-speculation option, joint venture or similar agreement or any other agreement or understanding, in each case, with respect to a purchase or sale of the El Toro Properties (or any material real property that the El Toro Entities have a right or obligation to acquire) or any portion thereof or any interest therein or pursuant to which any sales proceeds relating to any El Toro Properties are required to be paid to any other Person.

(d) Except for matters that would not reasonably be expected to have an El Toro Material Adverse Effect, there is no existing, or to the knowledge of the El Toro Venture, threatened in writing, proceeding that would involve the condemnation, eminent domain rezoning or other modification of the zoning classification of any of the El Toro Properties, or any portion thereof.

Section 6.10 Compliance with Laws. Except for matters that, individually or in the aggregate, would not reasonably be expected to have an El Toro Material Adverse Effect, the El Toro Entities and the El Toro Properties are in compliance with all applicable Laws, Governmental Orders and Governmental Approvals, and no written notices have been received by, and to the El Toro Venture’s knowledge no Claims have been filed against, any of the El Toro Entities alleging a violation of any such Laws, Governmental Orders or Governmental Approvals.

Section 6.11 Contracts.

(a) Section 6.11(a) of the El Toro Disclosure Schedule sets forth a list of all of the following Contracts (collectively, “El Toro Material Contracts”) that are in force as of the date hereof or were entered into not more than two (2) years prior to the date of this Agreement, and to which any of the El Toro Entities is a party or that affect any of the El Toro Properties:

(i) any Contract that would be considered a material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, with respect to the Company (after giving effect to the transactions contemplated hereby, other than the IPO); or

(ii) any Contract in effect as of the date hereof between or among any El Toro Investor or any Related Party of such Investor, on the one hand, and any of the El Toro Entities, on the other hand, other than the Organizational Documents of the El Toro Venture (each such Contract, an “El Toro Related Party Contract”).

(b) True, correct and complete copies of all of the El Toro Material Contracts have been provided or made available to the other parties hereto (including through the Electronic Data Room). Except such as would not reasonably be expected to have an El Toro Material Adverse Effect, (i) all El Toro Material Contracts are in full force and effect and are legal, valid and binding obligations of the El Toro Entities, as applicable, and, to the knowledge of the El Toro Venture, the other parties thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) none of the El Toro Entities is in breach of, or default under, any El Toro Material Contract; (iii) to the knowledge of the El Toro Venture, no other party to any El Toro Material Contract is in breach or default thereunder; and (iv) none of the El Toro Entities has received written notice from any Person asserting that any of the El Toro Entities is in default under any El Toro Material Contract (which default remains uncured).

Section 6.12 Insurance. The El Toro Entities currently have in place commercial general liability, casualty and other insurance coverage with reputable insurance companies with respect to the El Toro Properties in customary amounts for similar projects. Except as would not reasonably be expected to have an El Toro Material Adverse Effect, (a) each of such policies is in compliance with existing financing arrangements and, to the El Toro Venture’s knowledge, is in full force and effect, (b) all premiums due and payable thereunder have been fully paid when due, and (c) all such policies will remain in effect after the Closing. No written notice of cancellation, default or non-renewal has been received or to the El Toro Venture’s knowledge is threatened with respect thereto (that has not been cured), except such as would not reasonably be expected to have an El Toro Material Adverse Effect.

Section 6.13 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have an El Toro Material Adverse Effect:

(a) to the El Toro Venture’s knowledge, the El Toro Entities are in compliance with applicable Environmental Laws;

(b) none of the El Toro Entities has received any Environmental Notice or Environmental Claim alleging that any of the El Toro Entities is in violation of, or liable under, any Environmental Law which remains unresolved, and, to the El Toro Venture’s knowledge, there are no circumstances that may prevent or interfere with compliance with any applicable Environmental Law in the future;

(c) none of the El Toro Entities has entered into or agreed to any consent decree or Governmental Order, or is subject to any judgment, decree or judicial, administrative or compliance order relating to any past or current violations of Environmental Laws, Environmental Permits or the investigation, remediation or cleanup of Hazardous Materials or protection, restoration or preservation of the environment; and

(d) to the El Toro Venture’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any Environmental Claim against the El Toro Entities or against the El Toro Properties or against any Person whose Liability for any Environmental Claim any El Toro Entity has retained or assumed either contractually or by operation of law.

This Section 6.13 contains the exclusive representations and warranties of the El Toro Venture with respect to environmental matters.

Section 6.14 Employee Benefit Plans. None of the El Toro Entities provides any benefits to persons through any Benefit Plans, and none of the El Toro Entities has any liability under any Benefit Plan (including any contingent liability) to any current or former employee, officer, director or independent contractor. No liability under Title IV or Section 302 of ERISA has been incurred by the El Toro Entities or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the El Toro Entities or any ERISA Affiliate of incurring any such liability.

Section 6.15 Taxes.

(a) To the knowledge of the El Toro Venture:

(i) Each of the El Toro Entities has timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects, and each of the El Toro Entities has paid (or had paid on its behalf) all material Taxes required to be paid by it (whether or not shown on such Tax Returns), and no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any of the El Toro Entities, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(ii) There are no material liens for Taxes (other than Permitted Tax Liens) upon any assets or properties of any of the El Toro Entities.

(iii) There are no pending or threatened audits, assessments or other actions for or relating to a material liability in respect of income or non-income Taxes of any of the El Toro Entities.

(iv) All ad valorem taxes assessed or payable with respect to the El Toro Properties have been paid. Except as may be set forth in the El Toro Material Contracts or as disclosed in the El Toro Title Policies or the title reports made available to the parties hereto, none of the El Toro Entities has received any written notice of any other special assessments, levies or taxes imposed or to be imposed affecting any portion of the El Toro Properties or of any action regarding the potential formation of any other district or authority empowered to so assess a tax or levy.

(v) No foreign, federal, state, or local audits or administrative or judicial proceedings with respect to any material Taxes are pending or being conducted with respect to any of the El Toro Entities, and there is no Claim for material Taxes by any authority presently outstanding.

(b) The El Toro Venture is classified as a partnership for U.S. federal income tax purposes. Each of the Subsidiaries of the El Toro Venture has been treated at all times during its existence, and will be treated through the Closing Date, as an entity that is disregarded as separate from its owner for U.S. tax purposes.

This Section 6.15 contains the exclusive representations and warranties of the El Toro Venture with respect to Tax matters.

Section 6.16 Broker. None of the El Toro Entities, or any of their managing members, members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, investment banker, financial advisor or similar agent of any Person or firm that will result in the obligation of any of the Newhall Entities to pay any finder’s fees, brokerage fees or commissions or make any similar payment in connection with the transactions contemplated by this Agreement (excluding underwriting fees and commissions payable in connection with the IPO).

Section 6.17 Disclosure in Registration Statement. None of the information supplied or to be supplied by or on behalf of the El Toro Venture in writing expressly for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.18 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article VI, the El Toro Venture shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE FIVE POINT VENTURE

Except as set forth herein and in the Five Point Disclosure Schedules, the contents of which shall be read together with the representations and warranties set forth in this Article VII, the Five Point Venture hereby represents and warrants to the other parties hereto as follows:

Section 7.01 Organization and Qualification. Each of the Five Point Entities is duly organized, validly existing and in good standing under the Laws of its state of formation. Each of the Five Point Entities has all requisite power and authority to own, lease, operate or develop its properties and assets and to carry on its business as presently conducted, and to the extent required under applicable Laws, is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, reasonably be expected to have a Five Point Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each of the Five Point Entities have been provided or made available to the other parties hereto. None of the Five Point Entities has adopted a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization.

Section 7.02 Due Authorization. The Five Point Venture has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is or will be a party, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby, by the Five Point Venture have been duly and validly authorized by all necessary action on its behalf. This Agreement, and each agreement executed and delivered by or on behalf of the Five Point Venture pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Five Point Venture, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.03 No Conflicts or Violations. None of the execution, delivery or performance of this Agreement, or any agreement contemplated hereby, does or will, directly or indirectly (with or without notice or lapse of time) violate, breach or conflict with, constitute a default under, result in the loss of any benefit under, give any Person a right to revoke, suspend, cancel, terminate, modify, accelerate or take other action under, or result in the creation of any encumbrance (other than Permitted Encumbrances) on any assets or properties of any of the Five Point Entities under (a) the Organizational Documents of any of the Five Point Entities, (b) any agreement, document or instrument to which any of the Five Point Entities is a party or by which it is bound, or (c) any term or provision of any Law, Governmental Approval, judgment, order, writ, injunction or decree binding on any of the Five Point Entities (or its assets or properties), except, in the case of clause (b) and (c), those that, individually or in the aggregate, would not reasonably be expected to have a Five Point Material Adverse Effect.

Section 7.04 Consents and Approvals. No consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained or made by any of the Five Point Entities in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or make would not, individually or in the aggregate, have a Five Point Material Adverse Effect.

Section 7.05 Reserved.

Section 7.06 Venture Entities. Except for the Transferred Five Point Interests, and the Five Point LP Class B Interests which will be created at Closing, there are no equity interests or profit participations of any kind in the Five Point Venture. The Five Point Venture, directly or indirectly through its wholly owned Subsidiaries, owns all of the outstanding equity interests and profit participations in each of the Subsidiaries of the Five Point Venture other than FPC-HF and FPC-HF Subventure, in each case, free and clear of all Liens (other than those arising under the Organizational Documents of such Subsidiaries or such as would not reasonably be expected to have a Five Point Material Adverse Effect). All of the issued and outstanding interests in the Five Point Entities have been duly authorized, are validly issued and, in the case of any corporation, are fully paid and non-assessable. Except for this Agreement or as set forth in the Organizational Documents of the Five Point Entities, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding relating to the acquisition, redemption, disposition, pledge or voting with respect to interests in any of the Five Point Entities, or any securities or obligations of any kind convertible into interests in any of the Five Point Entities, or entitling any Person to acquire any equity interests in any of the Five Point Entities.

Section 7.07 Financial Statements; Absence of Undisclosed Liabilities.

(a) True and complete copies of the Five Point Financial Statements have been provided to the other parties hereto. The Five Point Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the relevant periods, and present fairly, in all material respects, the financial condition and the results of operations of Five Point LP and its Subsidiary and Five Point Inc. on a combined consolidated basis as of their respective dates or for the periods referred to therein (subject, in the case of interim statements, to the absence of footnotes and normally recurring year-end adjustments which are not material).

(b) The Five Point Entities have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those that are reflected or reserved against in the most recent balance sheet included in the Five Point Financial Statements, (ii) those that have been incurred in the ordinary course of business since the date of such balance sheet, (iii) those that arise under any Contract to which any of the Five Point Entities is a party as of the date hereof, (iv) those contemplated by, or otherwise incurred in connection with, this Agreement, or (v) such as would not reasonably be expected to have a Five Point Material Adverse Effect.

Section 7.08 Litigation. There are no Actions pending or, to the knowledge of the Five Point Venture, threatened against or involving the Five Point Venture, any Transferred Five Point Interests, any of the Five Point Entities or any of their assets or properties, which, if adversely determined, would, individually or together with all such other Actions, reasonably be expected to have a Five Point Material Adverse Effect. There are no outstanding Governmental Orders or decisions by an arbitrator imposed on or affecting all or any portion of the Transferred Five Point Interests, any of the Five Point Entities or any of their assets or properties that, individually or in the aggregate, would reasonably be expected to have a Five Point Material Adverse Effect.

Section 7.09 Properties. None of the Five Point Entities own, lease or have a right or obligation to acquire, sell or lease, whether or not subject to the satisfaction of conditions, any real property, other than the licensing or sub-leasing of its office spaces in Aliso Viejo, CA and Santa Monica, CA.

Section 7.10 Compliance with Laws. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Five Point Material Adverse Effect, the Five Point Entities are in compliance with all applicable Laws, Governmental Orders and Governmental Approvals, and no written notices have been received by, and to the Five Point Venture’s knowledge no Claims have been filed against, any of the Five Point Entities alleging a violation of any such Laws, Governmental Orders or Governmental Approvals.

Section 7.11 Contracts.

(a) Section 7.11(a) of the Five Point Disclosure Schedule sets forth a list of all of the following Contracts (collectively, “Five Point Material Contracts”) that are in force as of the date hereof or were entered into not more than two (2) years prior to the date of this Agreement, and to which any of the Five Point Entities is a party:

(i) any Contract that would be considered a material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, with respect to the Company (after giving effect to the transactions contemplated hereby, other than the IPO); or

(ii) any Contract in effect as of the date hereof between or among any Five Point Investor or any Related Party of such Investor, on the one hand, and any of the Five Point Entities, on the other hand, other than the Organizational Documents of the Five Point Venture (each such Contract, a “Five Point Related Party Contract”).

(b) True, correct and complete copies of all of the Five Point Material Contracts have been provided or made available to the other parties hereto (including through the Electronic Data Room). Except such as would not reasonably be expected to have a Five Point Material Adverse Effect, (i) all Five Point Material Contracts are in full force and effect and legal, valid and binding obligations of the Five Point Entities, as applicable, and, to the knowledge of the Five Point Venture, the other parties thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) none of the Five Point Entities is in breach of, or default under, any Five Point Material Contract; (iii) to the knowledge of the Five Point Venture, no other party to any Five Point Material Contract is in breach or default thereunder; and (iv) none of the Five Point Entities has received written notice from any Person asserting that any of the Five Point Entities is in default under any Five Point Material Contract (which default remains uncured).

Section 7.12 Insurance. The Five Point Entities currently have in place insurance coverage with reputable insurance companies with respect to the operation of the Five Point Entities in customary amounts for similar businesses. Except as would not reasonably be expected to have a Five Point Material Adverse Effect, (a) each of such policies is in compliance with existing financing arrangements and, to the Five Point Venture’s knowledge, is in full force and effect, (b) all premiums due and payable thereunder have been fully paid when due, and (c) all such policies will remain in effect after the Closing. No written notice of cancellation, default or non-renewal has been received or to the Five Point Venture’s knowledge is threatened with respect thereto (that has not been cured), except such as would not reasonably be expected to have a Five Point Material Adverse Effect.

Section 7.13 Reserved.

Section 7.14 Employee Benefit Plans.

(a) Section 7.14(a) of the Five Point Disclosure Schedule contains a true and complete list of each material Benefit Plan of the Five Point Entities.

(b) With respect to each Benefit Plan of the Five Point Entities, the Five Point Venture has heretofore made available to the other parties hereto true and complete copies of each of the following documents: (i) a copy of the Benefit Plan and any amendments thereto (or if the Plan is not a written Benefit Plan, a description thereof); (ii) a copy of the most recent annual report and actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the Code.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Five Point Entities or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Five Point Entities or any ERISA Affiliate of incurring any such liability, except as would not reasonably be expected to have a Five Point Material Adverse Effect.

(d) Each Benefit Plan of the Five Point Entities has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as would not reasonably be expected to have a Five Point Material Adverse Effect.

(e) No Benefit Plan of the Five Point Entities provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees of the Five Point Entities for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law, except as would not reasonably be expected to have a Five Point Material Adverse Effect.

(f) There are no pending or, to the knowledge of the Five Point Venture, threatened claims by or on behalf of any Benefit Plan of the Five Point Entities, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits), except as would not reasonably be expected to have a Five Point Material Adverse Effect.

Section 7.15 Taxes.

(a) To the knowledge of the Five Point Venture:

(i) Each of the Five Point Entities has timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects, and each of the Five Point Entities has paid (or had paid on its behalf) all material Taxes required to be paid by it (whether or not shown on such Tax Returns), and no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any of the Five Point Entities, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(ii) There are no material liens for Taxes (other than Permitted Tax Liens) upon any assets or properties of any of the Five Point Entities.

(iii) There are no pending or threatened audits, assessments or other actions for or relating to a material liability in respect of income or non-income Taxes of any of the Five Point Entities.

(iv) Reserved.

(v) No foreign, federal, state, or local audits or administrative or judicial proceedings with respect to any material Taxes are pending or being conducted with respect to any of the Five Point Entities, and there is no Claim for material Taxes by any authority presently outstanding.

(b) Five Point Inc. is classified as a corporation, and Five Point LP is classified as a partnership, for U.S. federal income tax purposes. Each of the Subsidiaries of the Five Point Venture has been treated at all times during its existence, and will be treated through the Closing Date, as an entity that is disregarded as separate from its owner for U.S. tax purposes.

(c) Five Point Inc. holds its interest in Newhall Land as nominee for and for the benefit of, Five Point LP. Five Point Venture has at all times reported the ownership of its interest in Newhall Land consistent with such nominee arrangement for U.S. federal income tax purposes.

This Section 7.15, clause (v) of Section 7.14(b) and Section 7.14(d) contains the exclusive representations and warranties of the Five Point Venture with respect to Tax matters.

Section 7.16 Broker. None of the Five Point Entities, or any of their managing members, members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, investment banker, financial advisor or similar agent of any Person or firm that will result in the obligation of any of the Newhall Entities to pay any finder’s fees, brokerage fees or commissions or make any similar payment in connection with the transactions contemplated by this Agreement (excluding underwriting fees and commissions payable in connection with the IPO).

Section 7.17 Disclosure in Registration Statement. None of the information supplied or to be supplied by or on behalf of the Five Point Venture in writing expressly for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 7.18 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article VII, the Five Point Venture shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Except as set forth herein and in the Investors Disclosure Schedules, the contents of which shall be read together with the representations and warranties set forth in this Article VIII, each of the Investors hereby represents and warrants to the other parties hereto as follows:

Section 8.01 Organization and Qualification. Such Investor (other than Mr. Haddad) is duly organized, validly existing and in good standing under the Laws of its state of formation. Such Investor (other than Mr. Haddad) has all requisite power and authority to own its assets and to carry on its business as presently conducted, and to the extent required under applicable Laws, is duly qualified, licensed or admitted to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes such qualification, admittance or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not in aggregate reasonably be expected to have a material adverse effect on the ability of such Investor to perform the transactions contemplated hereby.

Section 8.02 Due Authorization. Such Investor (other than Mr. Haddad) has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is or will be a party, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby, by such Investor (other than Mr. Haddad) have been duly and validly authorized by all necessary action on its behalf. This Agreement, and each agreement executed and delivered by or on behalf of such Investor pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Investor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.03 No Conflicts or Violations. None of the execution, delivery or performance of this Agreement, or any agreement contemplated hereby, does or will, directly or indirectly (with or without notice or lapse of time) violate, breach or conflict with, constitute a default under, result in the loss of any benefit under, give any Person a right to revoke, suspend, cancel, terminate, modify, accelerate or take other action under, or result in the creation of any encumbrance (other than Permitted Encumbrances) on any assets or properties of such Investor under (a) the Organizational Documents of such Investor (other than Mr. Haddad), (b) any agreement, document or instrument to which such Investor is a party or by which such Investor is bound, or (c) any term or provision of any Law, Governmental Approval, judgment, order, writ, injunction or decree binding on such Investor (or its assets or properties), except, in the case of clause (b) and (c), those that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Investor to perform the transactions contemplated hereby.

Section 8.04 Consents and Approvals. No consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained or made by such Investor in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform the transactions contemplated hereby.

Section 8.05 Ownership of Interests.

(a) If such Investor is a Hunters Point Investor, upon execution and delivery of the Hunters Point LLC Agreement, such Investor will be the owner of the Hunters Point Units set forth opposite its name on Schedule A, hereto, free and clear of any Liens (other than those arising under the Hunters Point LLC Agreement). At the Closing, the Operating Company will acquire good and valid title to such Hunters Point Units, free and clear of any Liens (other than those arising under the Hunters Point LLC Agreement).

(b) If such Investor is an El Toro Investor, upon execution and delivery of the El Toro LLC Agreement, such Investor will be the owner of the El Toro Units set forth opposite its name on Schedule A, hereto, free and clear of any Liens (other than those arising under the El Toro LLC Agreement). At the Closing, the Operating Company will acquire good and valid title to all of the Selling Investors’ El Toro Class A Units (which will automatically convert into El Toro Class B Units), free and clear of any Liens (other than those arising under the El Toro LLC Agreement).

(c) If such Investor is a Five Point Investor, such Investor will be the owner of the Transferred Five Point Interests set forth opposite its name on Schedule A hereto, free and clear of any Liens (other than those arising under the Organizational Documents of the Five Point Venture). At the Closing, the Operating Company will acquire good and valid title to all of the Transferred Five Point Interests, other than the Five Point LP Class B Interests, free and clear of any Liens (other than those arising under the Organizational Documents of the Five Point Venture).

Section 8.06 Taxes. Such Investor is a United States person (as defined in the Code).

Section 8.07 Investment. If such Investor is not a Selling Investor, such Investor acknowledges that the offering and issuance of securities to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act, and that the Company’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of such Investor contained herein. In furtherance thereof, such Investor represents and warrants to the Company as follows:

(a) Such Investor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b) Such Investor is acquiring the securities solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the securities Laws.

(c) Such Investor acknowledges that, except as otherwise provided in the Registration Rights Agreement, the securities are not being registered under the Securities Act and, in the absence of such registration, may not be sold unless an exemption from registration is available.

Section 8.08 Broker. None of such Investor, or any of its managing members, members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, investment banker, financial advisor or similar agent of any Person or firm that will result in the obligation of any of the Newhall Entities to pay any finder’s fees, brokerage fees or commissions or make any similar payment in connection with the transactions contemplated by this Agreement (excluding any underwriting fees and commissions payable in connection with the IPO).

Section 8.09 Disclosure in Registration Statement. None of the information supplied or to be supplied by or on behalf of such Investor in writing expressly for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 8.10 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article VIII, such Investor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IX

COVENANTS AND OTHER AGREEMENTS

Section 9.01 Conduct of Business.

(a) From the date hereof through the Closing (or the termination of this Agreement prior to the Closing), except as otherwise provided for or as contemplated by this Agreement or with the prior written consent of the IPO Committee, (i) the Company shall, and shall cause its Subsidiaries to, (ii) the Hunters Point Investors shall (to the extent within their control) cause the Hunters Point Entities to, (iii) the El Toro Investors shall (to the extent within their control) cause the El Toro Entities to, and (iv) the Five Point Investors shall (to the extent within their control) cause the Five Point Entities to, conduct their respective businesses and operate and maintain their respective Properties as they deem appropriate, to pay their respective obligations as they become due and payable, and to use commercially reasonable efforts to preserve intact their respective business organizations and relationships, it being understood and agreed that nothing in this Agreement shall prohibit any Investor from causing a Venture to take any action, at any time or from time to time, that in the reasonable judgment of such Investor is (A) necessary or desirable in connection with the furtherance of such Venture’s business plans (as the same may change from time to time) and (B) reasonably related to or within such Venture’s line of business as of the date hereof, including without limitation, initiating or consenting to any sale, or zoning reclassification, of any real property or any other change to any approved land use plan or map, special use permit, planned development approval or other land use entitlement affecting any of its Properties.

(b) Notwithstanding Section 9.01(a), from the date hereof through the Closing, except as set forth on Section 9.01(b) of any Disclosure Schedule or as otherwise provided for or as contemplated by this Agreement, without the prior written consent of the IPO Committee, none of the Hunters Point Investors, the El Toro Investors, the Five Point Investors or the Newhall Land Investors shall:

(i) sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber any equity interests in a Venture (including the Interests), other than a sale, transfer or disposition of equity interests in a Venture (including the Interests) to another Investor, or a direct or indirect wholly owned Subsidiary of another Investor, that assumes all of the obligations under this Agreement related to such equity interests;

(ii) enter into any Contract that, if in effect on the date hereof, would be a Related Party Contract, other than land sales made in conformity with the existing affiliate transaction policy as set forth in the organizational documents of the transferor, including seller financing provided in connection with any such land sale, or a loan by Lennar HF or an Affiliate of Lennar HF to the El Toro Venture;

(iii) adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization, or resolutions providing for or authorizing such merger, liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization relating to any of the Ventures;

(iv) knowingly take, or agree or commit to take, any action that would reasonably be expected to result in any of the conditions set forth in Article III not being satisfied, it being understood and agreed that any covenants or conditions arising in connection with any financing or refinancing transaction otherwise permitted hereunder shall not be deemed a violation of the foregoing; or

(v) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding Section 9.01(a), from the date hereof through the Closing, except as set forth on Section 9.01(c) of any Disclosure Schedule or as otherwise provided for or as contemplated by this Agreement, without the prior written consent of the IPO Committee, (i) the Newhall Companies shall not, and shall not permit their respective Subsidiaries to, (ii) the Hunters Point Venture shall not, and shall not permit its Subsidiaries to, (iii) the El Toro Venture shall not, and shall not permit its

Subsidiaries to, and (iv) the Five Point Venture shall not, and shall not permit its Subsidiaries to:

(i) issue, purchase, redeem or otherwise acquire any equity interests in a Venture (including the Interests) or in Newhall Land;

(ii) issue to a third party, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber any equity interests in any Venture’s Subsidiaries (other than Permitted Encumbrances or Permitted Distributions);

(iii) declare, set aside or pay any dividends or distributions in respect of any Interests other than Permitted Distributions;

(iv) enter into any Contract that, if in effect on the date hereof, would be a Related Party Contract, or enter into any transaction with an Affiliate, other than (A) land sales made in conformity with the existing affiliate transaction policy as set forth in the organizational documents of the transferor, including seller financing provided in connection with any such land sale, (B) a loan by Lennar HF or an Affiliate of Lennar HF to the El Toro Venture, (C) a transaction pursuant to an existing Related Party Contract, or (D) a transaction solely between or among a Venture and its direct or indirect wholly owned Subsidiaries;

(v) amend the Organizational Documents of any Venture or its Subsidiaries in any material manner (other than as contemplated in this Agreement); provided, however, that any amendment to change the fiscal year end of any Venture or its Subsidiaries shall not be deemed a material amendment;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), any material real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except acquisitions in the ordinary course of business, or pursuant to an existing Material Contract;

(vii) incur, issue, create or assume any Indebtedness for borrowed money or assume, guarantee or otherwise become responsible for any Indebtedness for borrowed money of any other Person, other than Indebtedness in an original principal amount that does not exceed the amount set forth on (A) Section 9.01(c)(vii) of the Hunters Point Disclosure Schedule, in the case of the Hunters Point Venture or (B) Section 9.01(c)(vii) of the El Toro Disclosure Schedule, in the case of the El Toro Venture;

(viii) make any material loans, advances or capital contributions to, or investments in, any Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), other than its wholly owned Subsidiaries;

(ix) except as required pursuant to a written employment agreement or Benefit Plan in effect as of the date hereof, as otherwise required by Law or as approved by the IPO Committee, (A) materially increase the compensation, perquisites or other benefits payable or to become payable to any current or former director or officer of a Venture or any of its Affiliates in a manner that is effective and binding on the Company or any of its Subsidiaries after Closing, (B) grant any severance or termination pay to, or enter into any material severance agreement with, any director or officer in a manner that is effective and binding on the Company or any of its Subsidiaries after Closing, (C) enter into any employment, change of control, severance or retention agreement with any current or former officer or director in a manner that is effective and binding on the Company or any of its Subsidiaries after Closing, or (D) accelerate the vesting or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former director or officer, or (E) establish, adopt, enter into or amend any Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former director or officer or any of their beneficiaries;

(x) make any material change to its methods of accounting in effect as of the end of its 2014 fiscal year, except as required by a change in GAAP (or any interpretation thereof) or by applicable Law;

(xi) fail to maintain books and records in all material respects in accordance with GAAP consistently applied;

(xii) file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat a Venture or any of its Subsidiaries as an association taxable as a corporation for U.S. federal income tax purposes or take any other action that could cause a Venture or any of its Subsidiaries to be taxable as a corporation for U.S. federal income tax purposes; make or change any other material Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any material method of Tax accounting; file any materially amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xiii) adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization, or resolutions providing for or authorizing such merger, liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization;

(xiv) take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions set forth in Article III not being satisfied, it being understood and agreed that any covenants or conditions arising in connection with any financing or refinancing transaction otherwise permitted hereunder shall not be deemed a violation of the foregoing; or

(xv) authorize, or enter into any Contract or arrangement to do any of the foregoing.

Section 9.02 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and, to the extent subject to its control, shall cause the Ventures and their Subsidiaries to) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including (i) taking all actions reasonably necessary to cause the conditions to the Closing set forth in Article III to be satisfied, (ii) taking all actions necessary to obtain the Required Approvals and Consents, (iii) taking all actions reasonably necessary to obtain all other necessary waivers, consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any other approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, so as to enable the Closing to occur as soon as reasonably possible, (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, and (vi) giving all consents and approvals required of it, whether acting for itself or in its capacity as a manager, managing member or partner of another entity, to carry out the transactions contemplated by this Agreement. Each of the parties hereto hereby consents to the transfers of interests and other transactions contemplated hereby to be undertaken by the other parties hereto.

(b) Each of the parties hereto will furnish to the other parties such necessary or appropriate information and reasonable assistance as any other party hereto may request in connection with the preparation of any required material governmental filings or submissions relating to the transactions contemplated by this Agreement, and will cooperate in responding to any written, material inquiry from a Governmental Authority regarding such transactions, including promptly informing the other parties of such inquiry, consulting in advance before making any formal presentations or submissions to a Governmental Authority, and supplying each party with copies of all material correspondence, filings or communications between that party and any Governmental Authority with respect to this Agreement.

Section 9.03 Notification of Certain Matters.

(a) Each party hereto shall give prompt written notice to the other parties of any formal notice or other communication received by such party from any Governmental Authority relating to this Agreement or the transactions contemplated hereby, or from any Person providing a written notice that the consent of such Person is required in connection with the transactions contemplated hereby.

(b) Prior to the Closing, each party hereto shall give prompt written notice (a “Supplemental Disclosure”) to the other parties of any condition, event or circumstance hereafter arising that would cause, or reasonably be expected to cause, any representation or warranty made by such party in this Agreement to fail to be true and correct as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date). Any Supplemental Disclosure shall be deemed to cure any breach or inaccuracy of any representation or warranty of the disclosing party contained in this Agreement (solely to the extent such breach or inaccuracy arises from a condition, event or circumstance arising after the date of this Agreement), including for purposes of determining whether or not the conditions set forth in Section 3.01(b)(i) or Section 3.01(c)(i) have been satisfied. No party hereto shall be entitled to assert any condition, event or circumstance described in a Supplemental Disclosure as a basis for claiming that the conditions set forth in Section 3.01(b)(i) or Section 3.01(c)(i) have not been satisfied, even if such Supplemental Disclosure has, or would reasonably be expected to have, a Material Adverse Effect. Any Supplemental Disclosure shall not be deemed to cure any breach of any agreement or covenant of the disclosing party contained in this Agreement.

(c) Prior to the Closing, each party hereto shall give prompt written notice to the other parties of any breach or violation by such party of any covenant or agreement in this Agreement, or of the occurrence of any other event that makes the satisfaction of the conditions in Article III impossible or unlikely. Any such notice by a party with respect to its breach or violation of any covenant or agreement hereunder shall not limit or otherwise affect the remedies available hereunder to the other parties hereto.

Section 9.04 Public Announcements. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any public statement prior to obtaining (a) the approval of the IPO Committee, or (b) the other parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the approval of the IPO Committee, or the other parties’ consent, issue such press release or make such public statement as may be required by Law, Governmental Order or the applicable rules of any stock exchange applicable to such party or its parent corporation.

Section 9.05 Tax Matters.

(a) The parties agree that the Operating Company shall use the traditional method, as described in Treasury Regulations Section 1.704-3(b) for making allocations with respect to any book-tax disparities in connection with the Interests contributed pursuant to this Agreement.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Newhall Companies. The parties agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

(c) The Newhall Companies shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Ventures and their Subsidiaries which are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(d) The Newhall Companies and each Investor shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Newhall Companies and each Investor further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(e) At least seven Business Days prior to the Closing, each Investor (other than Lennar HF) shall deliver to the Newhall Companies a Non-Foreign Affidavit, certifying such Investor’s non-foreign status, and if requested by the Newhall Companies, any similar withholding certificates or other forms under applicable state, local or foreign Tax laws.

(f) The Newhall Companies make no representations or warranties to the Investors regarding the Tax treatment of the contributions pursuant to this Agreement, or with respect to any other Tax consequences to the Investors of this Agreement. Each Investor acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement.

(g) Except as required by applicable Law, neither the Newhall Companies nor any Investor will voluntarily settle any tax-related claim by any Governmental Authority by agreeing to treat the transactions that are the subject of this Agreement other than as described herein without the consent of the IPO Committee or, if after the Closing, the Board of Directors of the Company.

Section 9.06 Access to Information. From and after the date of this Agreement and prior to the Closing, to the extent permitted by applicable Law and Contracts, each of the parties hereto shall cause each of the Ventures and their Subsidiaries to, afford to the other parties reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records and shall furnish, or cause to be furnished reasonably promptly all information (financial or otherwise) concerning its business, properties and personnel as any of the other parties may reasonably request. Each party hereto will hold, and will cause its representatives to hold, any nonpublic information, including any information exchanged pursuant to this Section 9.06, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, except to the extent disclosure is necessary, desirable or appropriate (as determined by the Company) in connection with (i) the preparation and filing of the Registration Statement, amendments thereto, and correspondence with the SEC relating thereto, or (ii) the consummation of the other transactions contemplated by this Agreement, it being acknowledged and agreed that the underwriters for the IPO, their counsel and other advisors, and accountants, counsel and other advisors to the Company shall be provided access to such information in connection with the IPO and other transactions contemplated by this Agreement.

Section 9.07 Certain Actions by the Company.

(a) At or prior to the Closing, the Company shall (i) amend and restate its limited liability company agreement to read substantially as set forth in the Company LLC Agreement, (ii) cause the Company’s board of directors to consist of only the individuals specified in (or selected pursuant to) Section 9.12(d), and (iii) specify the class of the board to which each director shall be appointed, in accordance with Section 9.12(d).

(b) By executing this Agreement, each of the Investors (other than the Selling Investors) consents and agrees, on behalf of themselves and any of their Affiliates that hold units of the Company, to the amendment and restatement of the Company’s limited liability company agreement as contemplated herein.

Section 9.08 Transaction Costs. Each of Starwood and the HF Co-Investor hereby revokes the termination notice previously given by it under the Cost Sharing Agreement, and agrees that such termination notice is deemed void ab initio. Accordingly, promptly after the date hereof, the El Toro Investors hereby authorize the El Toro Venture to reimburse the El Toro Investors for any payments they have previously made under the Cost Sharing Agreement, and to pay any remaining unpaid amounts thereunder; provided, however, that (i) the El Toro Venture shall not incur costs under the Cost Sharing Agreement in an aggregate amount that exceeds $1,450,500; and (ii) each of the Selling Investors shall be deemed a Withdrawing Party (as defined in the Cost Sharing Agreement) with respect to all Covered Expenses (as defined in the Cost Sharing Agreement) in excess of $5,000,000. Each of the parties to the Cost Sharing Agreement, other than the Selling Investors, hereby agrees that it shall not hereafter elect to terminate its obligations thereunder, and, as of December 17, 2015, the maximum amount of Covered Expenses is $20 million (the “Cost Sharing Cap”). If the Closing occurs, the Operating Company shall be solely responsible for all transaction costs and expenses of the Newhall Companies and of the Investors (other than the Selling Investors) that have not previously been paid in connection with the transactions contemplated hereby and the IPO, including without limitation, lender consent fees, and legal, accounting and consultant fees. If the Closing does not occur, each party shall be responsible for its allocable portion of such costs and expenses in accordance with the Cost Sharing Agreement, as modified by this Section 9.08.

Section 9.09 Termination of Related Party Contracts. Except as set forth in Section 9.09 of such Investor’s applicable Disclosure Schedule, each Investor hereby terminates or shall cause its Related Party to terminate, effective as of the Closing, any and all Related Party Contracts to which it or any of its Affiliates is a party, other than any Related Party Contracts contemplated by, or otherwise entered into in connection with, this Agreement or any Ancillary Agreement. No such terminated Related Party Contract will be of any further force or effect from and after the Closing and all Ventures and their Subsidiaries shall be released from all liabilities and obligations thereunder. Each party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

Section 9.10 Replacement of Guarantees. The parties hereto (other than the Selling Investors) shall cooperate and use their commercially reasonable efforts to arrange, effective at or prior to the Closing Date, at the Company’s cost and expense, the replacement of all Investor Guarantees, and the release of all obligations of Investors or their Affiliates to provide Guarantees in the future, with alternate arrangements that do not require any credit support from any Investor, and shall use their commercially reasonable efforts to obtain from each beneficiary of any Investor Guarantee a written release indicating that the relevant Investor will, effective as of the Closing, have no further Liability with respect to such Investor Guarantee. If, in connection with or following the Closing, the parties hereto (other than the Selling Investors) are unable to replace any Investor Guarantee provided by an Investor, (i) the Company and such Investor shall cooperate and continue to use their reasonable best efforts to replace such Investor Guarantee with alternate arrangements that do not require any credit support from such Investor, and (ii) the Company shall indemnify, defend and hold harmless such Investor against, and reimburse such Investor for, any Losses incurred following the Closing with respect to such Investor Guarantee.

Section 9.11 Release of Pre-Closing Claims.

(a) Except as set forth in Section 9.11 of the Newhall Disclosure Schedule, effective as of the Closing, each of the Newhall Companies releases all obligations any of the Investors or any of their respective Affiliates has or may have to acquire equity, or otherwise provide equity or debt financing, Guarantees (including bonding and other forms of credit support) or other financial support for any of the Newhall Companies or any of their Subsidiaries.

(b) Except as set forth in Section 9.11 of the Hunters Point Disclosure Schedule, effective as of the Closing, each Hunters Point Investor does hereby, for itself and each of its Affiliates, release and forever discharge the Hunters Point Entities, from any and all Liabilities whatsoever to such Investor or any of its Affiliates, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Closing.

(c) Effective as of the Closing, (i) except as set forth in Section 9.11 of the El Toro Disclosure Schedule, each El Toro Investor does hereby, for itself and each of its Affiliates, release and forever discharge the El Toro Entities and the Five Point Entities, from any and all Liabilities whatsoever to such Investor or any of its Affiliates, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Closing, other than Liabilities under the El Toro LLC Agreement and (ii) except for any unfunded capital contributions, the El Toro Venture hereby releases and forever discharges the El Toro Investors and the Five Point Entities from any and all Liabilities whatsoever to the El Toro Venture or any of its Subsidiaries, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Closing.

(d) Except as set forth in Section 9.11 of the Five Point Disclosure Schedule, effective as of the Closing, each Five Point Investor does hereby, for itself and each of its Affiliates, release and forever discharge the Five Point Entities, from any and all Liabilities whatsoever to such Investor or any of its Affiliates, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Closing.

(e) The Investors expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Investors are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Investors are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state Laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.11(a) through (d).

(f) Nothing contained in this Section 9.11 shall impair any right of any party hereto to enforce this Agreement. Without limiting the foregoing, nothing contained in this Section 9.11 shall release any Person from: (i) any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any of the Ancillary Agreements; or (ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to such Person’s Organizational Documents for claims brought by third parties.

Section 9.12 IPO Committee.

(a) The parties hereto (other than the Selling Investors, whose agreement is not required) agree to the formation of a committee (the “IPO Committee”) comprised of the individuals set forth on Section 9.12 of the Newhall Disclosure Schedule. A member of the IPO Committee may only be removed by unanimous consent of the parties hereto (other than the Selling Investors). If any member of the IPO Committee resigns (which any member may do at any time by written notice to the Company), becomes incapacitated or dies, then the party or parties hereto with which such member of the IPO Committee is affiliated may appoint an individual as a replacement member to the IPO Committee.

(b) The parties hereto (other than the Selling Investors, whose agreement is not required) hereby authorize the IPO Committee, acting by majority vote, to approve: (i) the timing for completing the IPO and effecting the Closing hereunder, provided that the IPO and Closing occur prior to the Outside Date; (ii) the number of Class A Common Shares to be sold in the IPO; (iii) the Price to the Public and underwriting discounts and commissions in the IPO; (iv) any material change to the compensation arrangements for the senior management of the Company from the compensation arrangements for the senior management of FPH that were previously approved by the IPO Committee (provided that Mr. Haddad shall not participate in any decision relating to changes to his own compensation arrangements); (v) pursuant to Section 9.04, any press release or other public statement relating to the transactions contemplated hereby; (vi) pursuant to Section 9.05(g), any party’s agreement, as part of a voluntary settlement of any tax-related claim by any Governmental Authority, to treat the transactions that are the subject of this Agreement other than as described herein; and (vii) any increase in the Cost Sharing Cap.

(c) The parties hereto (other than the Selling Investors, whose agreement is not required) also authorize the IPO Committee, acting with the approval of four (4) out of the five (5) IPO Committee members, to: (i) consent to certain actions pursuant to Section 9.01; (ii) terminate this Agreement on behalf of all of the parties hereto; (iii) approve the terms of any indebtedness incurred by the Company and/or any of its Subsidiaries in connection with the IPO; and (iv) approve, on behalf of all of the parties hereto, any waiver of any provision of this Agreement; provided, however, that the IPO Committee may not provide any waiver that (1) changes the Outside Date to a later date, (2) modifies the cash consideration to be received by the Selling Investors pursuant to Section 2.01(b), or (3) imposes any additional liability on any Investor without the consent of such Investor.

(d) The parties hereto (other than the Selling Investors, whose agreement is not required) hereby agree that, at the time of the IPO, the directors of the Company shall be Emile Haddad (Chairman), Evan Carruthers, Stuart Miller, Rick Beckwitt, Jon Jaffe, Michael Winer, Gary Hunt, an individual designated by the committee of the Board of Managers of the Company established for such purpose and approved by Mr. Haddad (whose approval shall not be unreasonably withheld), and three individuals selected by the IPO Committee, acting unanimously. The IPO Committee, acting unanimously, shall determine (i) the identity of a lead independent director who shall have powers and responsibilities that are customary for a lead independent director of a public company, as reasonably determined as of the Closing Date by the Board of Directors of the Company (subject to change from time to time after the Closing Date as determined by the Board of Directors); (ii) the relevant class of the board to which each director shall be appointed; provided, that Mr. Haddad shall be appointed to Class III (term expiring on the date of the third annual meeting of shareholders held by the Company following the Closing) and (iii) whether to modify Exhibit A hereto (the Company LLC Agreement) prior to the IPO to increase the authorized size of the board of directors of the Company.

Section 9.13 Preparation of Registration Statement.

(a) In connection with the IPO, as promptly as practicable after the date of this Agreement, the Company will file with the SEC, and seek the effectiveness of, the Registration Statement. Each of the Investors agrees to furnish to the Company all information concerning itself and its Affiliates and all information in its possession or control regarding the Ventures as the Company may reasonably request in connection with the preparation and filing of the Registration Statement and amendments thereto. The Company shall promptly notify the IPO Committee upon the receipt of any comments from the SEC or any request from the SEC for amendments to the Registration Statement, and shall provide the IPO Committee with copies of all correspondence between the Company and the SEC. Prior to filing the Registration Statement (or any material amendment thereto) or responding to any material comments of the SEC with respect thereto, the Company shall provide the IPO Committee an opportunity to review and comment on such filing, amendment or response.

(b) If, at any time prior to the Closing Date, any Investor discovers any information relating to itself, any of its Affiliates or its Venture which may require an amendment to the Registration Statement so that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, such Investor shall promptly notify the Company so that the Company may assess the need for an amendment to the Registration Statement and, if it determines that an amendment is necessary or advisable, promptly file such amendment with the SEC.

(c) The Company will provide each party hereto and any of its respective Affiliates with an opportunity to review and approve any references to any of them by name in the Registration Statement or any amendment thereto.

Section 9.14 Employee Matters. Each party hereto agrees that it shall not, and shall cause its respective Affiliates not to, take any action that would cause the Company or its Subsidiaries to be unable to offer employment on commercially reasonable terms and conditions to, and to hire, individuals who, as of the date hereof or hereafter, are employees of UST Lennar or its Affiliates with principal job duties relating to the Hunters Point Venture. UST Lennar shall, and shall cause its Affiliates to, provide all cooperation reasonably requested by the Company or its Subsidiaries to facilitate any such employment offer and facilitate the acceptance of any such offer by any such individuals.

Section 9.15 Transition Services Agreement. Prior to the Closing, UST Lennar and the Company shall negotiate the terms of a mutually satisfactory agreement (a “Transition Services Agreement”) pursuant to which UST Lennar or one of its Affiliates shall, after the Closing, provide to the Company and its Subsidiaries services substantially as described on Exhibit O hereto. The execution and delivery of a Transition Services Agreement is not a condition to the Closing.

Section 9.16 Lock-Up Agreement. At or prior to the Closing, upon request from a representative of the underwriters for the IPO, any Investor (other than the Selling Investors) that has not previously executed and delivered a Lock-Up Agreement to such representative shall promptly do so.

Section 9.17 Sale of Class B Common Shares. Prior to the Closing, the Company shall offer each current member of the Operating Company that qualifies as an “accredited investor,” within the meaning of Rule 501(a) under the Securities Act, an opportunity to subscribe for a number of Class B Common Shares equal to the number of OP Units owned by such member, with the closing of any such sale to occur concurrently with the Closing hereunder.

Section 9.18 Hunters Point Transactions. The Hunters Point Venture shall not amend or waive any material provision of the Hunters Point Agreement without the prior written consent of the IPO Committee, which may be withheld in its sole discretion. The Hunters Point Venture and the Hunters Point Investors shall cause the Hunters Point Transactions to be consummated prior to the Closing.

Section 9.19 FPC-HF Distribution. The parties hereto acknowledge and agree that FPC-HF intends to distribute its interests in the Company and its Subsidiaries, whether in the form of Class A Common Shares, Class B Common Shares, Units, Five Point LP Class B Interests or otherwise, to its direct or indirect investors or their designees in one or more distributions, and that upon any such distribution, the recipients of such interests shall be (a) obligated to become party to that certain Standstill Agreement, dated as of July 2, 2015, by and among FPH, the Company and the Investors named therein (as amended, the “Standstill Agreement”), and a Lock-Up Agreement, and (b) entitled to become party to such agreements and other documents, including the Registration Rights Agreement and the Tax Receivable Agreement, and to otherwise have such rights and benefits as are provided to FPC-HF in connection with this Agreement and the transactions contemplated hereby; provided, that no such assignment shall relieve FPC-HF of its obligations hereunder.

Section 9.20 Mr. Haddad Contribution. The parties hereto acknowledge and agree that Mr. Haddad (i) prior to the Closing, may contribute his interests in the Five Point Venture or Newhall Land, whether in the form of Five Point LP Interests, Five Point Shares, Newhall Land Units or otherwise, and (ii) following the Closing, may contribute his interests in the Company and its Subsidiaries, whether in the form of Class A Common Shares, Class B Common Shares, Five Point LP Class B Interests or otherwise, in each case, to one or more wholly owned entities in one or more contributions, and that upon any such contribution, the recipient of such interests shall be (a) obligated to become party to the Standstill Agreement and a Lock-Up Agreement, and (b) entitled to become party to such agreements and other documents, including the Registration Rights Agreement and the Tax Receivable Agreement, and to otherwise have such rights and benefits as are provided to Mr. Haddad in connection with this Agreement and the transactions contemplated hereby; provided, that no such assignment shall relieve Mr. Haddad of his obligations hereunder.

Section 9.21 Lennar Interests. The parties hereto acknowledge and agree that prior to the Closing, some or all of UST Lennar, Lennar HF and Lennar CA may assign some or all of their interests in Newhall Holding, Newhall Land, the Hunters Point Venture, the El Toro Venture or the Five Point Venture and their related rights under this Agreement to other direct or indirect wholly owned subsidiaries of Lennar Corporation; provided, that, if any such assignment occurs (a) each assignee will agree to assume all obligations under this Agreement related to the interests assigned to it and (b) the assigning entity will be liable, together with the assignee, for any failure of the assignee to fulfill any of the assumed obligations of the assigning entity.

Section 9.22 Share Option. Notwithstanding anything herein to the contrary, if the transactions contemplated by this Agreement would cause the aggregate number of OP Units owned by the Company and its wholly owned Subsidiaries to be less than 50.1% of the total number of OP Units outstanding after giving effect to the IPO, then, at the Closing, in lieu of issuing a portion of the OP Units that would otherwise be issued to the Lennar OP Investors or any other Investor who consents to such treatment (collectively, the “Accommodation Investors”), the Company shall have the right to issue an equal number of Class A Common Shares (the “Share Option”). If the Company exercises the Share Option, it will calculate the aggregate number of Class A Common Shares to be issued in lieu of OP Units (the “Substitute Shares”), and allocate the Substitute Shares among the Accommodation Investors as nearly as practicable on a pro rata basis in accordance with the number of OP Units to be received, and give written notice of such allocation to the Accommodation Investors prior to the Closing; provided that the Accommodation Investors may agree to a different allocation of the Substitute Shares among themselves. If the Company exercises the Share Option, it will be deemed to have contributed the value of the Substitute Shares to the Operating Company as a capital contribution, and the Operating Company shall issue to the Company a number of OP Units equal to the number of Substitute Shares.

ARTICLE X

DISPUTE RESOLUTION

Section 10.01 Appointed Representative. If a Dispute arises, each party involved in such Dispute shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.02 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Disputes on behalf of the party appointing such representative.

Section 10.02 Negotiation and Dispute Resolution.

(a) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, a “Dispute”), the party raising the Dispute shall give written notice of its nature to the other parties to the Dispute, and the Appointed Representatives shall negotiate in good faith for a reasonable period of time, and not less than thirty (30) days, to settle any such Dispute.

(b) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution of any Dispute is not achieved by the Appointed Representatives within a reasonable period of time, the parties hereto agree to seek to resolve such Dispute by mediation administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and its mediation rules, and to bear equally the costs of the mediation. If the Dispute has not been resolved through mediation within ninety (90) days after the date of service of written notice of such Dispute, or such longer period as the parties may mutually agree in writing (the “Mediation Period”), each party will be entitled to refer the dispute to arbitration in accordance with Section 10.03. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during the period that the parties are engaged in mediation pursuant to this paragraph or pre-mediation negotiations between their Appointed Representatives.

Section 10.03 Arbitration.

(a) If the Dispute has not been resolved for any reason during the Mediation Period, such Dispute shall be resolved, at the request of either party, by arbitration administered by JAMS under its Arbitration Rules (the “JAMS Rules”), conducted in Los Angeles, California. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the JAMS Rules. Any controversy concerning whether a Dispute is an arbitrable Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.03 will be determined by the arbitrators. In resolving any Dispute, the parties intend that the arbitrators apply the substantive laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final on the parties, subject to review under the JAMS Optional Arbitration Appeal Procedure, which the parties adopt and agree to implement (as it exists on the effective date of this Agreement) with respect to any interim or final award in an arbitration arising out of or related to a Dispute. The JAMS appeal panel will consist of three retired appellate judges, selected pursuant to the JAMS Appellate Procedures. The standard of review on such an appeal will be the same standard as the first-level federal appellate court in the jurisdiction that would apply to an appeal from a trial court decision. For the avoidance of doubt, that standard of review shall de novo review of conclusions of law and mixed questions of law and fact, and factual findings shall be reviewed for clear error. The parties hereto agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any Los Angeles Superior Court for the State of California or federal court in the Central District of California. The Parties irrevocably and unconditionally (i) consent and submit to the jurisdiction and venue of the Courts of the State of California and the Federal Courts of the United States of America located within the State of California (the “California Courts”); (ii) waive, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of their place of incorporation or domicile, which they may now or hereafter have to the enforcement or entry of judgment in any California Court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, including equitable remedies. Any interim measures granted by the arbitrators, including injunctive relief, shall be immediately appealable to a JAMS appeal panel under the same standards as applicable in the U.S. federal courts of appeal. The parties will use their commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Dispute as promptly as practicable. Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the parties shall maintain the confidentiality of the existence of any dispute, all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b) The arbitrators may consolidate arbitration under this Agreement with any other arbitration arising under this Agreement or relating to any of the Ancillary Agreements if they determine that (a) the subject of the Disputes thereunder arise out of or relate essentially to the same set of facts or transactions; and (b) no party to the Disputes would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c) Unless otherwise agreed in writing, the parties hereto will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall not survive the Closing. The covenants in this Agreement shall not survive the Closing, except that (i) with respect to the Selling Investors, the following provisions shall survive the Closing: Sections 9.02, 9.08, 9.09 and 9.11(c) , Article X and Article XI; (ii) with respect to the other Investors the following provisions shall survive the Closing: Sections 9.02, 9.05, 9.08, 9.09, 9.10, 9.11 and 9.14, Article X and Article XI; and (iii) the obligations of the Company under Section 2.07 shall survive the Closing.

Section 11.02 Electronic Data Room. Any information or documents provided in the Electronic Data Room prior to the date of this Agreement shall be deemed to have been “made available” to each of the other parties hereto as such phrase is used in this Agreement.

Section 11.03 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed from within the United States of America by certified mail, return receipt requested and postage prepaid, or (c) one (1) Business Day after being sent by a nationally recognized overnight courier marked for next business day delivery, to the parties at the respective addresses set forth on Schedule E hereto (or at such other address for a party as shall be specified by notice from such party).

Section 11.04 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

Section 11.05 Entire Agreement. This Agreement, including, without limitation, the exhibits and schedules hereto, the Confidentiality Agreement, the Cost Sharing Agreement and the Ancillary Agreements constitutes the entire agreement and supersedes all prior agreements and understandings, whether written or oral, among the parties regarding the subject matter of this Agreement.

Section 11.06 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.16 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.08 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that, except as set forth in Section 9.19, Section 9.20 and Section 9.21, this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect.

Section 11.09 Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of California and to the jurisdiction of the United States District Court for the Central District of California, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) to enforce any arbitration award rendered in a proceeding in accordance with Article X, or otherwise (to the extent permitted notwithstanding Article X) directly or indirectly arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that, except as otherwise provided in Article X, all claims in respect to such action or proceeding may be heard and determined exclusively in any such California state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party, but nothing in this Section 11.09(b) shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of California or any California state court in any proceeding to enforce an arbitration award rendered in a proceeding under Article X or in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, other than a request that the matter must be referred for arbitration in accordance with Article X, and (iv) agrees that, except as otherwise provided in Article X, it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any United States federal court located in the State of California or any California state court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT OR TO ENFORCE AN ARBITRATION AWARD RENDERED IN ACCORDANCE WITH ARTICLE X IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF OR TO ENFORCE AN ARBITRATION AWARD RENDERED IN ACCORDANCE WITH ARTICLE X. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 11.12 Specific Performance; Equitable Remedies. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to, and, pursuant to Section 10.03, the arbitrators may award, an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting by the arbitrators of an injunction, specific performance and other equitable relief, or a court order enforcing such an award, on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.13 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 11.14 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.15 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, member, manager, employee or shareholder of any of the Newhall Companies (except obligations of Newhall Companies under this Agreement or related documents) or of any of the Investors.

Section 11.16 Waiver. Any party hereto may, as to itself, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto, and/or (c) waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 11.17 Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto, except that such amendment need not be signed by the Selling Investors unless such amendment (a) changes the Outside Date to a later date, (b) modifies the cash consideration to be received by any Selling Investor pursuant to Section 2.01(b), (c) imposes any additional liability on any Selling Investor, (d) modifies this sentence or the proviso in Section 9.12(c) or (e) has an adverse effect on any Selling Investor.

Section 11.18 Application of Certain Provisions to Selling Investors. Sections 8.09, 9.13(a), 9.13(b) and 9.14 shall not apply to the Selling Investors, and the Selling Investors shall have no liability for any breach of such provisions.

Section 11.19 Indemnification.

(a) From and after the Closing Date, the Company agrees to indemnify, defend and hold harmless the Selling Investors, and their respective partners, members, stockholders, directors, officers and employees (the “Indemnified Parties”) from and against any Losses to which they or any of them may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any prospectus for the IPO, or any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by any of the Selling Investors specifically for inclusion therein.

(b) Promptly after receipt by an Indemnified Party under this Section 11.19 of notice of the commencement of any Action (including any Action by a Governmental Authority) by a third-party for which any Indemnified Party may be entitled to indemnification hereunder (a “Third Party Claim”), the Indemnified Parties will, if a claim in respect thereof is to be made against the Company under this Section 11.19, give the Company notice of the commencement thereof. The Company shall have the right to participate in such Third Party Claim and to assume the defense thereof, and such Indemnified Part(ies) shall cooperate with the Company in connection therewith; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by such Indemnified Party. The failure to give notice to the Company within a reasonable time of the commencement of any Third Party Claim shall relieve the Company of any liability to the Indemnified Party under this Section 11.19 only to the extent that such failure actually and materially prejudices the Company. The failure to give notice to the Company will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 11.19. So long as the Company is reasonably contesting a Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. In addition, in the event that the Company assumes the defense of any Third Party Claim, subject to Section 11.19(b)(ii):

(i) The Company shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Company’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the opinion of outside counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Company; or (B) there exists a conflict of interest between the Company and the Indemnified Party that cannot be waived, the Company shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines that counsel is required. If the Company elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 11.19(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, subject to the limitations set forth in this Section 11.19.

(ii) Notwithstanding any other provision of this Agreement, the Company shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement does not lead to liability or the creation of a financial or other obligation on the part of the Indemnified Party that is not paid, satisfied and discharged by the Company and provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, in which case the consent of the Indemnified Party shall not be required.

(c) All of the parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith (it being acknowledged and agreed that all costs and expenses incurred in connection therewith shall be considered “Losses” hereunder).

(d)

(i) Any Indemnified Party must give the Company prompt notice of any claim for Losses specifying in reasonable detail the nature of the claim and stating the aggregate amount of the Losses or an estimate thereof with respect to such claim, in each case to the extent known or determinable at such time.

(ii) If the Company shall object in writing to any claim or claims by an Indemnified Party, the Company shall have thirty (30) calendar days from the receipt of such objection to respond in a written statement to the objection. If after such thirty (30) calendar day period there remains a dispute as to any claims, the Company and the Indemnified Party shall attempt in good faith for thirty (30) calendar days to agree upon the rights of the respective parties hereto with respect to each of such claims.

(iii) If no such agreement can be reached after good faith negotiation, either the Company or the Indemnified Party may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties hereto agree to arbitration; and in either such event the matter shall be settled by arbitration conducted in accordance with Article X.

(e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 11.19 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 11.19, then, and in each such case, such parties will contribute to the aggregate Losses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the Company and the Indemnified Party in connection with the statements, omissions, or other actions that resulted in such Losses, as well as to reflect any other relevant equitable considerations. The relative fault of the Company and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Company or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The obligations of the Company under this Section 11.19 shall survive the consummation of the transactions contemplated by this Agreement and any termination of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

FIVE POINT HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President

NEWHALL HOLDING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Donald L. Kimball
Name:	Donald L. Kimball
Title:	Executive Vice President

NEWHALL INTERMEDIARY HOLDING COMPANY, LLC, a Delaware limited liability company

By:	Newhall Holding Company, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Donald L. Kimball
Name:	Donald L. Kimball
Title:	Executive Vice President

NEWHALL LAND DEVELOPMENT, LLC, a Delaware limited liability company

By:	Newhall Holding Company, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Donald L. Kimball
Name:	Donald L. Kimball
Title:	Executive Vice President

UST LENNAR HW SCALA SF JOINT VENTURE, a Delaware general partnership

By:	Lennar Southland I, Inc., a California corporation
its Managing General Partner

By:	Jonathan Jaffe
Name:	Jonathan Jaffe
Title:	Vice President

HPSCP OPPORTUNITIES, L.P.,
a Delaware limited partnership

By:	Castlelake II GP, L.P.,
a Delaware limited partnership formerly known as TPG Credit Strategies II GP, L.P., its General Partner

By:	/s/ Judd Gilats
Name:	Judd Gilats
Title:	Vice President

LENNAR HERITAGE FIELDS, LLC, a California limited liability company

By:	Lennar Homes of California, Inc., a California corporation,
its Managing Member

By:	/s/ Jonathan Jaffe
Name:	Jonathan Jaffe
Title:	Chief Operating Officer and Vice President

MSD HERITAGE FIELDS, LLC, a Delaware limited liability company

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Vice President

FPC-HF VENTURE I, LLC, a Delaware limited liability company

By:	FPC-HF Subventure I, LLC,
its managing member

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President and CEO

By:	HFET Opportunities, LLC,
its member

By:	/s/ Judd Gilats
Name:	Judd Gilats
Title:	Vice President

HERITAGE FIELDS CAPITAL CO-INVESTOR MEMBER, LLC,
a Delaware limited liability company

By:	Heritage Fields Capital Co-Investor Member MM, LLC,
a Delaware limited liability company,
its managing member

By:	Rockpoint Land Investments I, L.L.C.,
a Delaware limited liability company

By:	/s/ Patrick K. Fox
Name:	Patrick K. Fox
Title:	Vice President

LNR HF II, LLC, a California limited liability company

By:	/s/ Daniel Schwaegler
Name:	Daniel Schwaegler
Title:	Senior Vice President

LENNAR HOMES OF CALIFORNIA, INC., a California corporation

By:	/s/ Jonathan Jaffe
Name:	Jonathan Jaffe
Title:	Chief Operating Officer and Vice President

EMILE HADDAD

/s/ Emile Haddad
Emile Haddad

HERITAGE FIELDS LLC,
a Delaware limited liability company

By:	Lennar Heritage Fields, LLC, a California limited liability company, its Administrative Member

By:	Lennar Homes of California, Inc., a California corporation, its Sole Member

By:	/s/ Jonathan Jaffe
Name:	Jonathan Jaffe
Title:	Chief Operating Officer and Vice President

THE SHIPYARD COMMUNITIES, LLC, a Delaware limited liability company

By:	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership, its Managing Member

By:	Lennar Southland I, Inc., a California corporation, its Managing General Partner

By:	Jonathan Jaffe
Name:	Jonathan Jaffe
Title:	Vice President

FIVE POINT COMMUNITIES MANAGEMENT, INC., a Delaware corporation

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President and CEO

FIVE POINT COMMUNITIES, LP, a Delaware limited partnership

By:	Five Point Communities Management, Inc.,
its General Partner

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President and CEO